Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

VIA HOLDINGS I, INC.,

BELDEN INC.,

TAHOE MERGERSUB, INC.

and

THOMA BRAVO, LLC, as Representative

of the Stockholders and Optionholders

December 9, 2014

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29
5.01	Organization and Corporate Power	29
5.02	Authorization	29
5.03	No Violation	30
5.04	Governmental Bodies; Consents	30
5.05	Litigation	30
5.06	Brokerage	30
5.07	Investment Representation	30
5.08	Available Financing	30
5.09	Purpose	31
5.10	Solvency	31

ARTICLE VI COVENANTS OF THE COMPANY		31
6.01	Conduct of the Business	31
6.02	Access to Books and Records	32
6.03	Regulatory Filings	33
6.04	Conditions	33
6.05	Exclusive Dealing	33
6.06	Notification	34

ARTICLE VII COVENANTS OF PARENT		34
7.01	Access to Books and Records	34
7.02	Employee, Director and Officer Liability and Indemnification	34
7.03	Employee Matters	36
7.04	Regulatory Filings	36
7.05	Conditions	37
7.06	Closing Date Covenants	37

ARTICLE VIII INDEMNIFICATION		37
8.01	Survival	37
8.02	Indemnification for the Benefit of Parent Indemnified Parties	38
8.03	Indemnification for the Benefit of Seller Indemnified Parties	39
8.04	Termination of Indemnification	39
8.05	Defense of Third Party Claims	39
8.06	Determination of Loss Amount	40
8.07	Acknowledgment of Parent	41

ARTICLE IX TERMINATION		42
9.01	Termination	42
9.02	Effect of Termination	42

ARTICLE X ADDITIONAL COVENANTS		43
10.01	Tax Matters	43
10.02	280G	45
10.03	Further Assurances	46
10.04	Disclosure Generally	46

10.05	Provision Respecting Legal Representation	46
10.06	Employee Non-Solicit	46

ARTICLE XI DEFINITIONS		47
11.01	Definitions	47
11.02	Other Definitional Provisions	53
11.03	Cross Reference of Other Definitions	53

ARTICLE XII MISCELLANEOUS		56
12.01	Non-Survival of Representations and Warranties	56
12.02	Press Releases and Communications	56
12.03	Expenses	56
12.04	Knowledge Defined	56
12.05	Notices	57
12.06	Assignment	58
12.07	Severability	58
12.08	References	58
12.09	Construction	59
12.10	Amendment and Waiver	59
12.11	Complete Agreement	59
12.12	Third Party Beneficiaries	60
12.13	CONSENT TO JURISDICTION AND SERVICE OF PROCESS; PREVAILING PARTY	60
12.14	WAIVER OF TRIAL BY JURY	60
12.15	Parent Deliveries	61
12.16	Electronic Delivery	61
12.17	Counterparts	61
12.18	Governing Law	61
12.19	Remedies; Specific Performance	61
12.20	Payments Under Agreement	63
12.21	Appointment of the Stockholder and Optionholder Representative	63

EXHIBITS*

*Exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Letter of Transmittal

Exhibit C	Form of Option Cancellation Agreement

Exhibit D	Form of Escrow Agreement

SCHEDULES*

*Schedules are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule 2.01(f)	Certain Indebtedness

Schedule 4.02	Subsidiaries/Rights to Acquire Equity Ownership

Schedule 4.03	Authorization; No Breach; Valid and Binding Agreement

Schedule 4.04	Capitalization

Schedule 4.05	Financial Statements

Schedule 4.06	No Undisclosed Liabilities

Schedule 4.07	Absence of Certain Developments

Schedule 4.08	Tax Matters

Schedule 4.09(a)	Contracts and Commitments

Schedule 4.10	Intellectual Property

Schedule 4.11	Litigation

Schedule 4.12	Employee Benefit Plans

Schedule 4.13	Insurance

Schedule 4.14	Compliance with Laws; Permits

Schedule 4.15	Environmental Compliance and Conditions

Schedule 4.16	Affiliated Transactions

Schedule 4.17	Employment and Labor Matters

Schedule 4.18	Assets; Properties

Schedule 4.19	Brokerage

Schedule 6.01(b)	Conduct of the Business

Schedule 11.01(a)	Permitted Liens

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 9, 2014, is made by and among VIA Holdings I, Inc., a Delaware corporation (the “Company”), Belden, Inc., a Delaware corporation (“Parent”), Tahoe MergerSub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (the “Merger Sub”), and Thoma Bravo, LLC, a Delaware limited liability company, solely in its capacity as representative for the Company’s Stockholders and Optionholders (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company will continue as the surviving corporation and as a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of each of Parent and the Company has determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company (assuming cancellation of all outstanding Options in connection with the Merger in accordance with this Agreement) immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration as provided herein; and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation (the “Surviving Corporation”).

(b) At the Closing, the Company and Merger Sub will cause a certificate of merger substantially in the form of Exhibit A attached hereto to be executed and filed with the

Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation will succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions and duties of the Company and Merger Sub, all as provided under the DGCL.

1.02 Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Each Class A Common Share issued and outstanding immediately prior to the Effective Time (other than any Class A Common Shares to be canceled pursuant to Section 1.02(g) and Dissenting Shares) will be converted into the right to receive an amount in cash equal to the Liquidation Value (as such term is defined in the Company’s certificate of incorporation, as amended and/or restated prior to the Closing Date in accordance with Section 6.01) of such Class A Common Share, together with the accrued and unpaid dividends thereon through the Closing Date (determined in accordance with the Company’s certificate of incorporation, as amended and/or restated prior to the Closing Date), payable to the holder thereof in accordance with Section 1.03 below in full satisfaction of the Company’s obligations in respect of each such Class A Common Share. The aggregate consideration to which holders of Class A Common Shares become entitled pursuant to this Section 1.02(a) is referred to herein as the “Class A Merger Consideration.”

(b) Each Class B Common Share issued, outstanding and vested immediately prior to the Effective Time, regardless of whether vesting occurs pursuant to the terms of the associated equity purchase agreement or at the election of the Company’s board of directors or as otherwise permitted, (other than any Class B Common Shares to be canceled pursuant to Section 1.02(g) and Dissenting Shares) will be converted into the right to receive an amount in cash equal to the Per Share Portion of the Final Residual Cash Consideration; provided that at the Closing the amount to be paid with respect to each Class B Common Share will be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 1.03 below. The aggregate consideration to which holders of Class B Common Shares become entitled pursuant to this Section 1.02(b) is referred to herein as the “Class B Merger Consideration” and, together with the Option Merger Consideration and the Class A Merger Consideration, the “Merger Consideration.”

(c) For purposes of this Agreement, the term “Closing Residual Cash Consideration” means (i) $710,000,000 (the “Base Consideration”), minus (ii) the Class A Merger Consideration, minus (iii) the amount of Indebtedness outstanding as of immediately prior to the Effective Time, plus (iv) the amount of Cash as of 11:59 PM on the Closing Date, minus (v) the amount of the unpaid Transaction Expenses as of immediately prior to the Effective Time, plus (vi) the aggregate exercise price of the Options (excluding Options cancelled for no consideration pursuant to Section 1.04), minus (vii) the Escrow Amount, minus

(viii) the Representative Holdback Amount, plus (ix) an amount equal to the excess (if any) of (A) the sum of the Company’s interest expense from the date hereof through the Closing Date plus the amount by which the employer-paid payroll Taxes triggered by the exercise or settlement of any Options and the payment of any transaction bonuses in connection with the transactions contemplated hereby is higher on the Closing Date than it would be on December 31, 2014 over (B) Pre-Closing Operating Cash Flow, in each case as determined by the Company in good faith in the Closing Residual Cash Consideration Calculation,.

(d) For purposes of this Agreement, the term “Final Residual Cash Consideration” means the Closing Residual Cash Consideration as finally determined pursuant to Section 1.09.

(e) For purposes of this Agreement, the term “Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the aggregate number of Class B Common Shares (including, for the avoidance of doubt, any Non-Accelerated Equity constituting unvested Class B Common Shares, but not including Class B Common Shares to be canceled pursuant to Section 1.02(g)), plus (ii) the maximum aggregate number of Class B Common Shares issuable upon exercise of all Options (including, for the avoidance of doubt, Non-Accelerated Equity constituting Options but excluding Options cancelled for no consideration pursuant to Section 1.04), in each case as of immediately prior to the Effective Time.

(f) For purposes of this Agreement, the term “Options” means all employee options to acquire Class B Common Shares which are vested (if applicable) and exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or at the election of the Company’s board of directors)), as of immediately prior to the Effective Time.

(g) Each Company Share held immediately prior to the Effective Time by the Company as treasury shares or by Parent or Merger Sub will be canceled and no payment will be made with respect thereto.

(h) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

1.03 Exchange of Certificates; Lost Certificates. The Paying Agent will act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represented Company Shares entitled to payment pursuant to Section 1.02. On or promptly following the Closing Date, the Paying Agent will pay (from the funds deposited with it pursuant to Section 2.01(b)) each holder of Company Shares (each, a “Stockholder”) who has surrendered his, her or its certificates representing such Company Shares (if such Company Shares are certificated) and a duly executed and completed letter of transmittal substantially in the form of Exhibit B attached hereto (the “Letter of Transmittal”), representing the number of Company Shares held by such Stockholder, the amount of cash to which he, she or it is entitled under Section 1.02. Surrendered certificates will forthwith be canceled. Until so surrendered and exchanged, each such certificate will represent from and after the Effective Time solely the right to receive the Merger Consideration into which the shares it theretofore represented will have been converted pursuant to Section 1.02. Notwithstanding the foregoing, if any such certificate will have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Company Shares represented by such certificate, as contemplated by this Section 1.03. After the Closing Date, there will be no transfers on the share transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Closing Date. If, after the Closing Date, certificates representing such Company Shares are presented to the Surviving Corporation, they will be canceled and exchanged as provided in this Section 1.03. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any certificate. All cash paid upon the surrender of certificates in accordance with the terms of this Section 1.03 will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such certificates. None of Parent, Merger Sub or the Company will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.04 Options. The Company will cause all outstanding Options to be canceled as of the Effective Time, at which time each holder of an Option (an “Optionholder”) will be entitled to receive from Parent an amount in cash equal to the product of (i) the excess of the Per Share Portion of the Final Residual Cash Consideration over the applicable exercise price per share of such Option, multiplied by (ii) the maximum aggregate number of Class B Common Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to such time, less applicable Taxes withheld; provided that at the Closing the amount to be paid with respect to each Option will be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with this Section 1.04. For any Options for which the exercise price of such Option is greater than or equal to the Per Share Portion of the Final Residual Cash Consideration allocable to such Option, such Option will be terminated for no consideration. The aggregate consideration to which Optionholders become entitled pursuant to this Section 1.04 is collectively referred to herein as the “Option Merger Consideration.” Parent will cause the Surviving Corporation or one of its Subsidiaries to pay the Option Merger Consideration to the Optionholders promptly, and in any event within five (5) Business Days, following the Closing Date through the Surviving Corporation’s or the applicable Subsidiary’s payroll; provided that no Optionholder will be paid his or her portion of the Option Merger Consideration until he or she has executed and delivered to the Company an option cancellation agreement substantially in the form of Exhibit C attached hereto (an “Option Cancellation Agreement”). Parent will cause the Surviving Corporation or the applicable Subsidiary to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.04.

1.05 Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “VIA Holdings I, Inc.” and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

1.06 Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “VIA Holdings I, Inc.” and, as so amended, will be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.

1.07 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.

1.08 Calculation of Closing Residual Cash Consideration. At least two (2) Business Days prior to the Closing Date, the Company will deliver to Parent a calculation of the Closing Residual Cash Consideration (the “Closing Residual Cash Consideration Calculation”). During the period from the delivery of the Closing Residual Cash Consideration Calculation to the Closing, Parent shall have an opportunity to review and comment on the Closing Residual Cash Consideration Calculation, and the Company shall consider in good faith any comments provided by Parent to the Closing Residual Cash Consideration Calculation.

1.09 Final Residual Cash Consideration.

(a) As promptly as possible, but in any event within 60 days after the Closing Date, Parent will deliver to the Representative (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the “Closing Balance Sheet”) and (ii) its calculation of the Final Residual Cash Consideration (together, the “Closing Statement”). The Closing Balance Sheet will be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet. The Closing Statement will be derived from the Closing Balance Sheet, and will, with respect to all of the amounts taken into account in calculating the Final Residual Cash Consideration (as well as the Final Residual Cash Consideration resulting therefrom), be prepared in accordance with the applicable definitions in this Agreement. The Closing Statement will entirely disregard (x) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Parent or the Surviving Corporation or any other transaction entered into by Parent or the Surviving Corporation in connection with the consummation of the transactions contemplated hereby, and (y) any of the plans, transactions, or changes which Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to the Surviving Corporation and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Parent or any of its assets or liabilities.

(b) Parent will, and will cause the Surviving Corporation and its Subsidiaries to, at the Representative’s sole expense, (i) assist the Representative and its representatives in the review of the Closing Statement and provide the Representative and its representatives with reasonable access during normal business hours to the books, records, supporting data (including work papers, schedules, memoranda and other documents, but excluding privileged documents), facilities and employees of the Surviving Corporation and its Subsidiaries for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by the Representative or its representatives. If the Representative has any objections to the Closing Statement, the Representative will deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items to which the Representative objects (the “Disputed Items”). If an Objections Statement is not delivered to Parent within 30 days after delivery of the Closing Statement to the Representative, the Closing Statement as prepared by Parent (and the Final Residual Cash Consideration resulting therefrom) will be final, binding and non-appealable by the parties hereto. If an Objections Statement is delivered to Parent, the Representative and Parent will negotiate in good faith to resolve in writing the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Parent and the Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days (or such longer period as Parent and Representative may agree in writing) after the delivery of the Objections Statement to Parent, the Representative and Parent will submit any unresolved Disputed Items (and only such matters) to a mutually agreeable nationally recognized accounting firm independent to both the Representative and Parent (other than a so-called “Big Four” accounting firm) with expertise in resolving disputes of this nature (the “Accounting Firm”) for review and resolution. The Representative and Parent will instruct the Accounting Firm to make a final determination of the Disputed Items in accordance with the guidelines and procedures set forth in this Agreement. Parent and the Representative will cooperate with the Accounting Firm during the term of its engagement and will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand. Parent and the Representative will also instruct the Accounting Firm to, and the Accounting Firm will, make its determination based solely on presentations by Parent and the Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the Final Residual Cash Consideration resulting therefrom will become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Parent and the Representative (which final resolution will be requested by the parties to be delivered not more than 30 days following submission of the Disputed Items), and such resolution by the Accounting Firm will not be subject to court review or otherwise be appealable. The fees, costs and expenses of the Accounting Firm will be allocated between Parent, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Parent, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, bears to the amount actually contested by such Person, as determined by the Accounting Firm. For example, if the Representative claims that the Final Residual Cash Consideration is one thousand dollars ($1,000) greater than the amount determined by Parent, and Parent contests only five hundred dollars ($500) of the amount claimed by the Representative, and if the Accounting Firm ultimately resolves the dispute by awarding the Representative (on behalf of the Stockholders and Optionholders) three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (on behalf of the Stockholders and Optionholders).

(c) If the Final Residual Cash Consideration as finally determined pursuant to Section 1.09(b) is greater than the Closing Residual Cash Consideration, then, within five (5) Business Days after the determination of the Final Residual Cash Consideration, (i) Parent will pay, as directed by the Representative, (A) to the Paying Agent (for the benefit of the Stockholders), by wire transfer of immediately available funds, an amount equal to the portion of such excess allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder’s Per Share Portion) pursuant to the payment instructions set forth in each such Stockholder’s Letter of Transmittal, and (B) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion of such excess allocable to the Optionholders, and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder’s Per Share Portion) through the Surviving Corporation’s or the applicable Subsidiary’s payroll, and (ii) Parent and the Representative will instruct the Escrow Agent to release the Escrow Amount (X) to the Paying Agent (for the benefit of the Stockholders) by wire transfer of immediately available funds an amount equal to the portion of the Escrow Amount allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder’s Per Share Portion) pursuant to the payment instructions set forth in each such Stockholder’s Letter of Transmittal, and (Y) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion of the Escrow Amount allocable to the Optionholders, and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder’s Per Share Portion) through the Surviving Corporation’s or the applicable Subsidiary’s payroll.

(d) If the Final Residual Cash Consideration as finally determined pursuant to Section 1.09(b) is less than the Closing Residual Cash Consideration, then, within five (5) Business Days after the determination of the Final Residual Cash Consideration, Parent and the Representative will instruct the Escrow Agent to (i) pay to Parent by wire transfer of immediately available funds an amount equal to such shortfall from the Escrow Amount and (ii) release the remainder of the Escrow Amount (if any) (A) to the Paying Agent (for the benefit of the Stockholders) by wire transfer of immediately available funds an amount equal to the portion of such remainder allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder’s Per Share Portion) pursuant to the payment instructions set forth in each such Stockholder’s Letter of Transmittal, and (B) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion of such remainder allocable to the Optionholders, and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder’s Per Share Portion) through the Surviving Corporation’s or the applicable Subsidiary’s payroll. In the event the excess of the Closing Residual Cash Consideration over the Final Residual Cash Consideration is greater than the Escrow Amount, then the Representative shall pay to Parent any such shortfall to the extent of the Representative Holdback Amount. Recourse against the Escrow Amount and the Representative Holdback Amount shall be Parent’s and its Affiliates sole and exclusive source of recovery for any amounts owing to Parent pursuant to this Section 1.09(d). For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Parent for the payment of any amounts owing to Parent pursuant to this Section 1.09(d) shall be asserted against the Representative (except with respect to the Representative Holdback Amount), any Stockholder, any Optionholder or any other Person.

(e) All payments required pursuant to Section 1.09(c) and Section 1.09(d) will be deemed to be adjustments for Tax purposes to the Closing Residual Cash Consideration.

1.10 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle St., Chicago, Illinois 60654, on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Section 3.01 and Section 3.02, but in no event prior to January 2, 2015 (it being agreed and understood that the Closing shall take place on January 2, 2015 to the extent that the satisfaction or waiver of the conditions set forth in Section 3.01 and Section 3.02 has occurred at least two (2) Business Days prior thereto). The date of the Closing is herein referred to as the “Closing Date.”

1.11 Appraisal Rights. Each issued and outstanding Company Share that is held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and, in the case of any Person required to have exercised appraisal rights under Section 262 of the DGCL as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the DGCL have been properly exercised, will not be converted into the right to receive any portion of the applicable Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such Company Share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such Company Share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such certificate in accordance with Section 1.03, a portion, without interest, in accordance with this Agreement, of the Merger Consideration payable with respect to such Company Share. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote his, her or its Company Shares for any purpose or to receive payment of dividends or other distributions on his, her or its Company Shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time). Company Shares for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.”

ARTICLE II

THE CLOSING

2.01 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto will consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Company and Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) In accordance with Section 1.03, Parent will deposit, by wire transfer of immediately available funds, into a custodial account established pursuant to the terms and conditions of a paying agent agreement in a form to be mutually agreed upon among the Representative, Parent and the Paying Agent (the “Paying Agent Agreement”), an amount to be paid out in accordance with Section 1.03 equal to (i) the Class A Merger Consideration, plus (ii) the Closing Residual Cash Consideration (as determined in accordance with Section 1.02(c)), minus (iii) the Option Merger Consideration; minus (iv) the amount, if any, that would have been payable to holders of Non-Accelerated Equity if the vesting of such unvested Class B Common Shares and unvested employee options to acquire Class B Common Shares had been accelerated pursuant to Section 6.01(a);

(c) Parent will deposit, by wire transfer of immediately available funds, an amount equal to the Option Merger Consideration with the Company, to be paid out in accordance with Section 1.04;

(d) Parent will deposit, by wire transfer of immediately available funds, into an escrow account established pursuant to the terms and conditions of an escrow agreement to be entered into at the Closing by and among the Representative, Parent and the Escrow Agent substantially in the form of Exhibit D (the “Escrow Agreement”), the Escrow Amount to be paid out in accordance with Section 1.09(c) or Section 1.09(d), as applicable;

(e) Parent will deposit, by wire transfer of immediately available funds, the Representative Holdback Amount into an account designated by the Representative;

(f) the Company will deliver to Parent payoff letters and lien releases with respect to the Indebtedness set forth on Schedule 2.01(f);

(g) Parent will repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on Schedule 2.01(f), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(h) Parent will pay, or cause to be paid, on behalf of the Stockholders, Optionholders and the Company (as applicable), the unpaid Transaction Expenses by wire transfer of immediately available funds as directed by the Representative; and

(i) Parent, the Company and the Representative (on behalf of the Stockholders and Optionholders) will make such other deliveries as are required by Article III.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing:

(a)(i) The representations and warranties set forth in Article IV (other than those representations and warranties that address matters as of particular dates) will be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties and (ii) the representations and warranties set forth in Article IV that address matters as of particular dates will be true and correct as of such dates, in each case, except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that the Fundamental Representations will be true and correct in all respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout the Fundamental Representations, except for those Fundamental Representations that address matters as of particular dates (in which case such Fundamental Representations will be true and correct in all respects as of such dates), in each case, except where the failure of the Fundamental Representations to be so true and correct would not, in the aggregate, result in Losses in excess of $500,000; provided, further, that, during the ten (10) days following receipt by the Representative of written notice thereof from Parent of the failure of the Fundamental Representations to be so true and correct, the Company shall have the right to cure any such Losses in order to satisfy the condition to Closing set forth in this Section 3.01(a);

(b) The Company has performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act will have expired or been received;

(d) No Order has been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) Immediately following the date of this Agreement, holders of Company Shares sufficient to deliver the Requisite Stockholder Approval will have executed and delivered a written consent in favor of the Merger, a copy of which will have been provided to Parent;

(f) Since the date of this Agreement, no Material Adverse Effect shall have occurred; and

(g) The Company (or the Representative) will have delivered to Parent each of the following:

(i) a certificate of the Company, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) above, as they relate to the Company, have been satisfied;

(ii) an affidavit from the Company, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h);

(iii) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement; and

(iv) evidence of the termination of the Stockholders Agreement by and among VIA Holdings I, Inc., Thoma Bravo Fund IX, L.P., Ares Capital Corporation, and each of the Persons listed on the Schedule of Executives attached thereto.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.

3.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) (i) The representations and warranties set forth in Article V (other than those representations and warranties that address matters as of particular dates) will be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and (ii) the representations and warranties set forth in Article V that address matters as of particular dates will be true and correct as of such dates, in each case, except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the assets or operations of Parent or Merger Sub or on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(b) Parent and Merger Sub will have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act will have expired or been received;

(d) No Order has been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(e) Parent has delivered to the Representative (on behalf of the Stockholders, Optionholders and the Company, as applicable) each of the following:

(i) a certificate of Parent and Merger Sub, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) above have been satisfied;

(ii) certified copies of the resolutions duly adopted by Parent’s board of directors (or its equivalent governing body) and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement; and

(iii) certified copies of the resolutions duly adopted by Parent, as Merger Sub’s sole stockholder, approving the Merger.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement that, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”):

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all Permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such Permits would not have a Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02 Subsidiaries. Schedule 4.02 sets forth each Subsidiary of the Company and its jurisdiction of incorporation or organization. Except as set forth on Schedule 4.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Subsidiaries identified on Schedule 4.02 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority and all

Permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such Permits or to be so qualified would not have a Material Adverse Effect.

4.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors, has (i) approved and authorized the execution and delivery of this Agreement, (ii) approved the consummation of the transactions contemplated hereby, including the Merger, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are advisable, (iv) recommended that the Stockholders approve this Agreement and the Merger, and (v) directed that this Agreement and the Merger be submitted to the Stockholders for their approval. This Agreement has been duly executed and delivered by the Company and, when the Requisite Stockholder Approval is obtained, assuming that this Agreement is a valid and binding obligation of the other parties hereto, will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except as have been obtained on or prior to the date hereof, the Requisite Stockholder Approval is the only vote of the Stockholders required to approve this Agreement and the Merger.

(c) Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any material assets of the Company or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Body under, the provisions of the Company’s or any of its Subsidiaries’ certificates or articles of incorporation or bylaws (or equivalent organizational documents), assuming the Requisite Stockholder Approval is obtained, or any Significant Contracts, or any Law or Order to which the Company or any of its Subsidiaries is subject.

4.04 Capitalization. The authorized capital stock of the Company consists of (i) 200,000 Class A Common Shares, of which (as of the date hereof) 101,296.850 shares are issued and outstanding and owned of record as set forth on Schedule 4.04, and (ii) 105,000,000 Class B Common Shares, of which (as of the date hereof) 97,617,712.68666 shares are issued and outstanding and owned of record as set forth on Schedule 4.04. All of the outstanding Company Shares have been duly authorized and are validly issued. Except for the Company Shares, the Options (which are held of record, as of the date hereof, as set forth on Schedule 4.04, which Schedule also sets forth with respect to each Option, (1) the date on which such Option was granted, (2) a summary of the vesting schedule or vesting conditions applicable to such Option, (3) the exercise price per Class B Common Share underlying such option and (4)

the expiration date of such Option), the Company’s stock option plan and related option agreements and except as may exist in the Stockholders Agreement, dated as of May 23, 2011, by and among the Company, the Stockholders and the Optionholders, there are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company.

4.05 Financial Statements. Schedule 4.05 consists of: (i) the Company’s unaudited consolidated balance sheet as of September 30, 2014 (the “Latest Balance Sheet”) and the related statement of operations for the nine (9)-month period then ended and (ii) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2013 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth on Schedule 4.05, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments). The date of the Latest Balance Sheet is referred to herein as the “Balance Sheet Date.”

4.06 No Undisclosed Liabilities. Except as set forth on Schedule 4.06, neither the Company nor any Subsidiary has any material liabilities or obligations of any kind that are required to be reflected in or reserved against on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP and are not so reflected or reserved against, other than liabilities or obligations which (i) are adequately reflected or reserved against in the Financial Statements, (ii) have been incurred in the ordinary course of business after the Balance Sheet Date, (iii) have been incurred in connection with the transactions contemplated hereby, (iv) are to be included in the calculation of the Closing Residual Cash Consideration or (v) are disclosed in the Disclosure Schedules.

4.07 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.07 and except as expressly contemplated by this Agreement, during the period between the date of the Latest Balance Sheet and the date hereof, neither the Company nor any of its Subsidiaries has:

(a) amended or modified its certificate of incorporation or by-laws (or equivalent governing documents);

(b) except for (i) issuances as may result from the exercise of Options outstanding as of the date of the Latest Balance Sheet and (ii) issuances of replacement certificates for Company Shares, issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(c) declared, set aside or paid any distribution (in stock or property) with respect to any securities of the Company;

(d) subjected any portion of its properties or assets to any Lien, except for Permitted Liens;

(e) sold, assigned or transferred any material portion of its tangible assets, except for inventory in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;

(f) made any capital expenditures in excess of $250,000 in any one case;

(g) sold, assigned or transferred any Intellectual Property, except in the ordinary course of business;

(h) (i) made or granted any bonus or any compensation or salary or wage increase to any current (or former) employee, director or individual independent contractor (except any base salary or wage increase in the ordinary course of business in accordance with past practice with respect to any current employee whose annual base (non-variable) compensation does not exceed $150,000 after giving effect to such increase), or (ii) made or granted any material increase in any employee benefit plan or arrangement or (iii) amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business);

(i) negotiated, entered into, modified, extended or terminated any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body;

(j) hired or engaged or terminated the employment or engagement of any employee or individual independent contractor whose annual base (non-variable) compensation exceeds or will exceed $150,000;

(k) made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees for vacation, travel or other business expenses in the ordinary course of business consistent with past practice);

(l) commenced, settled, waived or otherwise compromised any Legal Proceeding;

(m) made any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;

(n) made any material change in its accounting policies, made or changed any Tax election, filed any amended material Tax Return, entered into any closing agreement with a Governmental Body with respect to Taxes, settled any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrendered any right to claim a material refund of Taxes or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(o) incurred any indebtedness for borrowed money (other than indebtedness that will be Indebtedness at the time of the Closing or payables with respect to employee purchase cards for transactions entered into in the ordinary course of business);

(p) cancelled any material third party indebtedness owed to the Company or any of its Subsidiaries;

(q) suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries that is not covered by insurance; or

(r) agreed or committed to do any of the foregoing.

4.08 Tax Matters. Except as set forth on Schedule 4.08:

(a) The Company and its Subsidiaries have filed all federal and all other material Tax Returns that are required to be filed by them and have paid all material Taxes due and owing (whether or not shown on any Tax Return). All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) There is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any taxing authority of which the Company or any of its Subsidiaries has received written notice or to the Knowledge of the Company or any of its Subsidiaries.

(c) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(d) None of the Company or its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries (excluding, in each case, any agreement entered into in the ordinary course of business and not principally related to Taxes).

(e) None of the Company or its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(f) None of the Company or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v) installment sale or open transaction disposition made on or prior to the Closing Date;

(vi) prepaid amount received on or prior to the Closing Date; or

(vii) election under Code Section 108(i).

(h) Within the past 2 years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the Company nor any of its Subsidiaries (A) is a “controlled foreign corporation” as defined in Code Section 957, (B) is a “passive foreign investment company” within the meaning of Code Section 1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

4.09 Contracts and Commitments.

(a) Schedule 4.09(a) sets forth a list as of the date of this Agreement of each of the following types of contracts to which any of the Company or its Subsidiaries is a party (each, a “Significant Contract” and, collectively, the “Significant Contracts”):

(i) collective bargaining agreement or other agreement with a labor union, works counsel or other employee representative body;

(ii) except as listed on Schedule 4.12(a) and except for Foreign Benefit Plans sponsored by a Governmental Body, bonus, pension, profit sharing, retirement or any other plan providing for incentive equity or equity-like compensation;

(iii) stock purchase plan, stock option plan or similar plan;

(iv) contract for the employment of any officer, or any individual employee or other individual on a full-time, part-time or consulting basis, providing for fixed compensation in excess of $150,000 per annum, or any contract with an employee, director or individual independent contractor, providing for severance (except for any employee employed outside the United States with a severance entitlement that does not exceed that required by applicable Law);

(v) any contract with an employee or independent contractor that provides for severance, retention, change-in-control or similar payments or benefits that will accelerate, accrue or become payable as a result of, or in connection with (whether alone or in connection with any other event, including by reason of termination of employment or engagement following the Closing Date), the execution and delivery of this Agreement or the consummation of the Merger;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit (whether incurred, assumed, guaranteed or secured by any asset) other than (A) accounts receivables and payables (including with respect to employee purchase cards for transactions entered into in the ordinary course of business) and (B) loans to or intercompany indebtedness between Subsidiaries;

(vii) lease or other contract under which it is lessee of, or holds or operates any real or personal property owned by any other party, except, in the case of personal property, for which the annual rental is less than $500,000;

(viii) lease or other contract under which it is lessor of or permits any third party to hold or operate any property, real or personal (excluding any licenses granted by the Company to customers or partners for the use of Company Software or services);

(ix) any contract containing a covenant not to compete granted by the Company or any of its Subsidiaries in favor of a third party or that obligates the Company or any of its Subsidiaries to do business with any Person on an exclusive basis;

(x) any contract entered into during the five-year period ending on the date hereof relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line or the capital stock of any other Person, in each case (A) for consideration in excess of $500,000 or the equivalent in other currencies or (B) pursuant to which any liabilities or obligations of the Company or its Subsidiaries remain outstanding;

(xi) contract or group of related contracts with the same party for the purchase of products or services that provide for annual payments by the Company or any of its Subsidiaries in excess of $500,000 during the 2014 calendar year;

(xii) contract or group of related contracts with the same party for the sale of products or services that provide for annual payments to the Company or any of its Subsidiaries in excess of $500,000 during the 2014 calendar year;

(xiii) contracts under which the Company or any of its Subsidiaries is or may be obligated to indemnify, defend or hold harmless any current or former director or officers of the Company or any of its Subsidiaries;

(xiv) any contract that involves the settlement or compromise of any material liability pursuant to which any liabilities or obligations of the Company or its Subsidiaries remain outstanding;

(xv) any contract that grants a power of attorney or similar grant of agency to any third party (other than with regard to filing franchise, Tax or Intellectual Property matters with Governmental Bodies on the Company’s behalf in the ordinary course of business); or

(xvi) any contract that involves any joint venture, partnership or similar arrangement, except for agreements with channel partners or technology alliance partners (or similar arrangements) entered into in the ordinary course of business.

Except as disclosed in the Disclosure Schedules, (a) each Significant Contract is a valid obligation of the Company or its Subsidiaries, as the case may be, and is enforceable against the Company or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies and (b) the Company or one of its Subsidiaries, as the case may be, has performed all material obligations required to be performed by it to date under the Significant Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Company’s Knowledge, none of the other parties to any such Significant Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(b) Parent has been given access to a true and correct copy of all written Significant Contracts, together with all material amendments, waivers or other changes thereto.

4.10 Intellectual Property.

(a) Schedule 4.10(a)(i) sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of

Marks, registered Copyrights, and Internet domain names owned by the Company or any Subsidiary (the foregoing being, collectively, the “Company Registered Intellectual Property”) and Company Software. Schedule 4.10(a)(i) lists (i) the record owner of each such item of Company Registered Intellectual Property and (ii) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which each such application for issuance or registration of such item of Company Registered Intellectual Property has been filed. Except as set forth on Schedule 4.10(a)(ii), (i) all renewal fees and other maintenance fees are paid-up and no registrations or applications for Company Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled, or become abandoned and (ii) to the Knowledge of the Company, the Company Registered Intellectual Property is valid and enforceable.

(b) The Company and its Subsidiaries have, and after Closing will continue to have, ownership of, or valid and enforceable licenses, as is sufficient to exploit all their Intellectual Property rights and Technology to the same extent as prior to the Closing Date and as is used in or necessary for the conduct of their businesses in their ordinary course to the same extent as prior to the Closing Date. Except as set forth on Schedule 4.10(b), all Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens (except for Permitted Liens). Except as set forth on Schedule 4.10(h) and Schedule 4.10(i), the Company and its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to the Company Software free and clear of all Liens (except for Permitted Liens). Except as set forth on Schedule 4.10(h), the Company and its Subsidiaries are not required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise, or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property rights with respect to the use, licensing and distribution of any Company Software. The Company and its Subsidiaries: (i) have in their possession the source code for the Company Software developed by or on behalf of the Company and its Subsidiaries in up-to-date appropriately catalogued versions that are accessible by their employees; (ii) the source code has been documented as reasonably necessary to enable competently skilled programmers and engineers to use, update, and enhance the Company Software by readily using the existing source code and documentation, and (iii) have the right to use all Software development tools, library functions, compilers and other Software that is required to operate, modify, distribute and support such systems.

(c) Except as set forth on Schedule 4.10(c), to the Company’s Knowledge, the Company and its Subsidiaries and the conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries and the development, licensing, distribution, and use of, and the provision of Company Software) has not and does not infringe, dilute, violate or constitute misappropriation of any Intellectual Property of any third Person. Except as disclosed on Schedule 4.10(c), in the past three (3) years, none of the Company and its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation, or violation of the Intellectual Property rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property rights of any Person). The representations and warranties contained in this Section 4.10(c) constitute the sole and exclusive representations and warranties of the Company relating to the conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) infringing or constituting misappropriation of any Intellectual Property of any third Person.

(d) Except as set forth on Schedule 4.10(d), to the Company’s Knowledge, no third Person has or is infringing or misappropriating any Intellectual Property owned by the Company or its Subsidiaries.

(e) Except as set forth on Schedule 4.10(e), there is no pending Legal Proceeding or, to the Company’s Knowledge, threatened claim that the Company or any Subsidiary has, during the five (5) year period prior to the date of this Agreement, infringed, diluted, violated or misappropriated, or is infringing, diluting, violating or misappropriating any Intellectual Property rights of any third Person.

(f) Except as set forth on Schedule 4.10(f), there are no Orders to which the Company or any Subsidiary is a party or, to the Company’s Knowledge, by which the Company or any Subsidiary is bound, that restrict the Company’s or its Subsidiaries’ rights to use any Intellectual Property used by the Company or its Subsidiaries in the ordinary course of business.

(g) Other than in the ordinary course of business, no material Trade Secret or any other confidential, proprietary information material to the business of the Company or its Subsidiaries as currently conducted has been authorized to be disclosed or, to the Company’s Knowledge, has been actually disclosed by the Company or any Subsidiary to any third Person other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Trade Secrets and confidential, proprietary information. The Company and its Subsidiaries have required and obtained enforceable contracts from all employees and third party contractors who are or were involved in the development of Intellectual Property rights engaged by the Company and its Subsidiaries (i) requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company and its Subsidiaries and (ii) that assign, transfer, and convey to the Company and its Subsidiaries all rights, title, and interests throughout the world in and to any and all inventions, techniques, methods, original works of authorship, developments, concepts, know-how, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar Laws, which were conceived, developed or reduced to practice during the course of and related to the employee or third party contractor’s work for the Company and its Subsidiaries.

(h) Except as set forth on Schedule 4.10(h), neither the Company nor any Subsidiary has licensed to any third Person, or otherwise permitted any third Person to use, any source code of any Software developed by or on behalf of the Company or any Subsidiary. Except as set forth on Schedule 4.10(h), as of the date of this Agreement, neither the Company nor any Subsidiary is a party to any source code escrow agreement or other material agreement requiring the deposit of source code of any Software developed by or on behalf of the Company or any Subsidiary for the benefit of any third Person and no source code has ever been released to any third Person from any such escrow or deposit.

(i) Schedule 4.10(i) sets forth all open source Software that the Company and its Subsidiaries distribute with or use in Tripwire Enterprise, IP360 and TLC (collectively, the

“Key Technology Offerings”). Except as specifically described on Schedule 4.10(i), none of the Key Technology Offerings constitute, contain, or depend on any open source Software, and none of the Key Technology Offerings is subject to any contract or other contractual obligation that would require the Company to: (i) divulge to any third Person any of the Company Software source code, or (ii) license, make derivative works of or redistribute any of the Company Software at no charge. To the extent the Company and its Subsidiaries use any third Person’s Software code, the Company is in material compliance with the terms of any such licenses.

(j) Except as set forth on Schedule 4.10(j), as of the date hereof, there are no pending or, to the Company’s Knowledge, threatened, Legal Proceedings relating to open source Software, nor has the Company been involved in any customer disputes relating to open source Software.

(k) Schedule 4.10(k) identifies each agreement (a) under which the Company or its Subsidiaries licenses from any third party Intellectual Property or Technology used in connection with the Company’s internal business operations (the “Inbound IP Contracts”) other than Off-the-Shelf Software, and (b) under which the Company or its Subsidiaries has granted any Person any right or interest in Intellectual Property or Technology they own other than non-exclusive licenses entered into in the ordinary course of business (the “Outbound IP Contracts” and together with the Inbound IP Contracts, the “IP Contracts”). For the purposes of the foregoing, “Off-the-Shelf Software” means Software, other than open source Software, obtained from a third party (i) on general commercial terms and that continues to be widely available on such commercial terms, and (ii) that was licensed for fixed payments of less than $100,000 in the aggregate or annual payments of less than $100,000 per year. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify any license, sublicense and other agreement as to which Company or its Subsidiaries is a party and pursuant to which Company or its Subsidiaries is authorized to license or use any third party Intellectual Property rights and Technology.

(l) Neither the Company nor any of its Subsidiaries has experienced within the past twenty-four (24) months any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any critical computer program or Software used by the Company or its applicable Subsidiary in the operation of the business. The Software, hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems (collectively, “Systems”) used by the Company and its Subsidiaries are sufficient for the current needs of the Company and its Subsidiaries in all material respects. The Company and its Subsidiaries have taken commercially reasonable steps (including maintaining compliance with generally accepted industry security standards) to provide for the disaster recovery, security, continuity and integrity of their respective Systems and the back-up and recovery of data and information stored or contained therein and to prevent and guard against any unauthorized access or use thereof, in each case in all material respects. To the Company’s Knowledge, there have been no unauthorized disclosures of or successful intrusions or breaches of the security of the information technology or data used or provided by the Company or its Subsidiaries, including with respect to any data of the Company and its Subsidiaries’ respective licensees and customers.

(m) The Company and its Subsidiaries have legally sufficient and industry standard privacy policies and data security policies, and have been and are in material compliance with such policies and with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of any personal information or data in all material respects. There has not been any notice to, complaint against, or audit, proceeding or investigation conducted or claim asserted with respect to the Company or any of its Subsidiaries by any Person (including any Governmental Body) regarding the collection, use, storage, distribution, transfer or disclosure of personal information and none is pending, or to the Company’s Knowledge, threatened.

4.11 Litigation. Except as set forth on Schedule 4.11, as of the date hereof, there are no material Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries, at law or in equity. Neither the Company nor its Subsidiaries is subject to any outstanding material Order.

4.12 Employee Benefit Plans.

(a) Except as listed on Schedule 4.12(a), neither the Company nor any of its Subsidiaries sponsors, maintains, or contributes to or has any material liability for the payment of premiums, contributions or benefits with respect to, any plan, policy, program, agreement or other arrangement, whether or not in writing, that is: (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA; (B) a stock option, stock appreciation right, stock unit, restricted stock or other equity-based plan, regardless of the medium of payment; (C) a short-term or long-term bonus or other incentive plan, including without limitation any change-in-control or other transaction-related bonus or incentive plan; (D) a severance, separation-pay or similar plan; or (E) any other material benefit or fringe benefit plan, including any employment agreements or offer letters providing for severance; but in all cases other than any plan or program that is maintained or sponsored by a Governmental Body (any of the foregoing, a “Plan”). With respect to each Plan other than any Foreign Benefit Plan sponsored by a Governmental Body, the Company has made available to Parent true, complete and correct copies of, as applicable: (i) the current document (and all amendments thereto) constituting such Plan (or a summary of material terms in the case of any unwritten Plan), (ii) the most recent summary plan description, and, where applicable, (iii) the most recent annual report on Form 5500 (or other annual report), including all attachments, filed with the Internal Revenue Service and (iv) the most recent determination or opinion letter issued by the Internal Revenue Service.

(b) Each Plan, including any related trust or other funding arrangement, has been established, maintained, administered and funded in all material respects in compliance with its terms and all applicable Laws, including where applicable ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of the most recent determination letter that would reasonably be expected to cause the loss of qualified status of such Plan. The Company has provided to Parent a true and complete copy of the latest IRS determination or opinion letter with respect to each such Plan. No benefits under any Plan are or within the past six (6) years have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

(c) All insurance premiums with respect to any of the Plans, and all material contributions (including all employer contributions and employee salary reduction contributions), required to have been made under any of the Plans by the Company or any of its Subsidiaries to any funds or trusts established thereunder or in connection therewith, have been made or paid by the due date thereof and all such contributions or payments for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date. The Company has complied in all material respects with the requirements of Code Section 4980B or similar state Law.

(d) Except as would not result in material liability to the Company, no Plan has participated in, engaged in or been a party to any non-exempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA. As of the date hereof, there are no material Legal Proceedings pending, or to the Company’s Knowledge, threatened, with respect to any Plan.

(e) None of the Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code and, except as set forth on Schedule 4.12(e), none of the Plans provides for medical or life insurance benefits to retired or former employees of the Company or any of its Subsidiaries (other than as required under Code Section 4980B, or similar state or foreign Law). The Company and each of its Subsidiaries are not and have not been a participating or contributing employer in any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) with respect to employees of the Company or its Subsidiaries nor has the Company or any of its Subsidiaries incurred any withdrawal liability with respect to any multiemployer plan that remains outstanding.

(f) Except as set forth on Schedule 4.12(f), neither the execution and delivery of this Agreement nor the consummation of the Merger will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or any of its Subsidiaries with respect to any Plan, (ii) increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(g) The Company has not agreed or committed in writing to institute any material plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any Subsidiary thereof other than the Plans, or to make any amendments to any Plans, except as may be required under applicable Law.

(h) With respect to each nonqualified deferred compensation plan within the meaning of Section 409A and the regulations promulgated thereunder, (i) no interest in such nonqualified deferred compensation plan has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to a material Tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), and (ii) neither the Company nor any of its Subsidiaries, as applicable, has modified the terms of any nonqualified deferred compensation plan that had been exempt from the requirements of Code Section 409A in a matter that could cause an interest previously granted under such plan to become subject to the Taxes imposed by Code Section 409A.

(i) With respect to each Plan that the Company or its Subsidiaries maintains and that covers any employees residing or working outside of the United States (any such Plan, a “Foreign Benefit Plan”), each Foreign Benefit Plan has been maintained in good standing with any applicable requirements of Governmental Bodies and, if required to be registered or approved by any Governmental Body under the Law of any jurisdiction outside of the United States, has been so registered and approved, and if any Foreign Benefit Plan is intended to qualify for special tax treatment, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan.

(j) Neither the Company nor its Subsidiaries participate in or have financial obligations with respect to any United Kingdom pension plans to which Section 75 of the Pensions Act 1995 may apply, and the Company and its Subsidiaries have not, in the six (6) years prior to Closing, been associated or connected (as such terms are defined in the Insolvency Act 1986) with any person that is an employer in relation to such a pension plan.

(k) Except as set forth on Schedule 4.12(k), none of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law) (for purposes of determining whether any such agreement, contract, arrangement or plan (“280G Arrangement”) would result in the payment of any “excess parachute payment,” no payments or benefits payable pursuant to agreements entered into between Parent (or any of its Affiliates) and any “disqualified individual” (within the meaning of Code Section 280G) shall be taken into account), except to the extent the Company has been informed of such 280G Arrangement that will be entered into by Parent or any of its Affiliates in accordance with Section 10.02.

4.13 Insurance. Schedule 4.13 lists each insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect and copies of such policies have been made available to Parent. To the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policies, (ii) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies other than increases in connection with the Company’s and its Subsidiaries’ annual renewal process and (iii) there is no material claim pending regarding the Company or any of its Subsidiary under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

4.14 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.14, the Company and each of its Subsidiaries is in compliance in all material respects with all material Laws applicable to their respective businesses or operations as presently conducted. During the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of or been charged with a material violation of any such Laws.

(b) The Company and its Subsidiaries currently have all material Permits that are required for the operation of their respective businesses as presently conducted. Neither the Company nor any of its Subsidiaries is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any Permit to which it is a party.

(c) None of the Company, its Subsidiaries, their Affiliates or agents have provided or promised, whether directly or indirectly, anything of value (i) to or for the use or benefit of any Government Official, (ii) to any other Person either as an advance or reimbursement for providing or agreeing to provide anything of value to any Government Official, or (iii) to any other Person, in any such case to improperly obtain or retain business, or to secure any other improper business advantage, in violation of the Anti-Corruption Laws.

(d) Except as has otherwise been disclosed on Schedule 4.14, none of the Company, its Subsidiaries, their Affiliates or agents is currently a Government Official, and no Government Official presently owns a majority interest, whether direct or indirect, in the Company or its Subsidiaries or has any legal or beneficial interest in the consideration to be paid according to this Agreement.

(e) The operations of the Company and its Subsidiaries are being conducted in compliance with applicable financial recordkeeping and reporting requirements of applicable Anti-Corruption Laws and money laundering-related Laws, including without limitation the U.S.A. Patriot Act of 2001.

(f) None of the Company, its Subsidiaries, their Affiliates or agents, is a Restricted Party, and none of the Company nor its Subsidiaries are making nor, during the last two (2) years, have made any sales, whether directly or, to the Company’s Knowledge, indirectly to, or engaged in business activities with or for the benefit of, and will not use any amounts payable under this Agreement for the purposes of financing or facilitating the activities of, any Restricted Party or in any other manner that would reasonably be expected to result in the Company, its Subsidiaries, or Parent breaching or violating any Sanctions.

4.15 Environmental Compliance and Conditions. Except as set forth on Schedule 4.15:

(a) The Company and its Subsidiaries are in material compliance with all Environmental Laws.

(b) The Company and its Subsidiaries hold and are in material compliance with all Permits required under Environmental Laws to operate at the Leased Real Property and to carry on its businesses as now conducted.

(c) Since January 1, 2011, the Company and its Subsidiaries have not received any written notice from any Governmental Body regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws.

(d) Neither the Company nor its Subsidiaries have disposed of or released any Hazardous Substance at any Leased Real Property in violation of any Environmental Laws so as to give rise to liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws.

(e) The representations and warranties in this Section 4.15 are the sole and exclusive representations and warranties of the Company concerning environmental, health or safety matters including, without limitation, matters arising under Environmental Laws.

4.16 Affiliated Transactions. Except as set forth on Schedule 4.16, no officer, director, controlling Stockholder or Affiliate of the Company or, to the Company’s Knowledge, any individual in such officer’s, director’s or Stockholder’s immediate family or any other Stockholder or Optionholder, is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries (other than any agreement, contract, commitment or transaction (a) which is not substantially less favorable to the Company or the relevant Subsidiary as would be obtained by the Company or the relevant Subsidiary at the time in a comparable arm’s-length transaction with a Person not affiliated with the Company or (b) which relates to such Person’s employment or other position (including as a director or officer) with the Company or its Subsidiaries and has been disclosed on Schedule 4.12) or has any interest in any material property used by the Company or its Subsidiaries.

4.17 Employment and Labor Matters.

(a) Except as set forth on Schedule 4.17, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with any labor union, works council or other employee representative body, (ii) neither the Company nor any of its Subsidiaries has experienced any strike, picketing, work stoppage, slowdown, walkout, or other material labor dispute within the past three years, and (iii) to the Company’s Knowledge, there are no current union, works council or other employee representative body organizing efforts or representational demands involving employees of the Company or any of its Subsidiaries and, within the past three years, no petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative. The Company and its Subsidiaries have satisfied in all material respects all notice, consent or consultation obligations with respect to any employee or group of employees of the Company or any of its Subsidiaries, or any labor union, works council or other employee representative body representing employees of the Company or any of its Subsidiaries triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby, each such obligation is set forth on Schedule 4.17.

(b) The Company and its Subsidiaries are, and for the past four years have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or any comparable state or foreign Law. The Company has not incurred any material liability arising from the misclassification of employees as consultants or independent contractors, from the misclassification of consultants or independent contractors as employees, and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act.

(c) As of the date of hereof, there is no material Legal Proceeding pending (or, to the Company’s Knowledge, threatened) by or before any Governmental Body with respect to the Company or any of its Subsidiaries concerning employment-related matters.

(d) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of the Company and its Subsidiaries has been provided to Parent. As of the date hereof, to the Company’s Knowledge, no officer, executive or key employee of the Company or any of its Subsidiaries has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12) month period following the date hereof.

(e) To the extent that the Company or any of its Subsidiaries has, during the three (3) year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the federal Worker Adjustment Retraining and Notification Act or would otherwise trigger notice requirements or liability under any state or local or foreign Laws concerning plant closings or mass layoffs, the Company and its Subsidiaries have complied in all material respects with all such applicable Laws.

4.18 Assets; Properties

(a) Except as set forth on Schedule 4.18, the Company owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet. All such personal property is in good condition and repair (ordinary wear and tear excepted) in all material respects and fit for use in the ordinary course of business.

(b) Neither the Company nor its Subsidiaries own any real property. The real property demised by the leases described on Schedule 4.18 (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 4.18, the Leased Real Property leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease. The Company has delivered or made available to Parent copies of each of the leases described on Schedule 4.18, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.

4.19 Brokerage. Except as set forth on Schedule 4.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Stockholder, any Optionholder or the Company.

4.20 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES, THE LETTERS OF TRANSMITTAL AND THE OPTION CANCELLATION AGREEMENTS, NEITHER THE COMPANY NOR ANY STOCKHOLDER OR OPTIONHOLDER, NOR THE REPRESENTATIVE, MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND EACH STOCKHOLDER AND OPTIONHOLDER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARENT WILL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV, AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES, THE LETTERS OF TRANSMITTAL AND THE OPTION CANCELLATION AGREEMENTS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby represent and warrant to the Company and the Representative as of the date of this Agreement that:

5.01 Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate or otherwise, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

5.03 No Violation. Neither Parent nor Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any Permit, or subject to any Order, which would be breached or violated in any material respect by Parent’s or Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 Governmental Bodies; Consents. Except for the applicable requirements of the HSR Act, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to Parent’s knowledge, threatened against Parent or Merger Sub at law or in equity, which would adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any outstanding Order.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

5.07 Investment Representation. Parent is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the securities of the Company. Parent acknowledges that the securities of the Company have not been registered under the Securities Act or any securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the securities of the Company are registered under any applicable securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933 and any applicable securities Laws.

5.08 Available Financing. As of the execution of this Agreement, Parent and Merger Sub have, and as of the Closing, Parent and Merger Sub will have, sufficient and unrestricted cash on hand or otherwise readily available to pay all obligations of Parent and Merger Sub hereunder, including (i) the Merger Consideration and any amounts which, by the terms of this Agreement, will reduce the Base Consideration, including amounts that will be owed on account of the repayment of Indebtedness set forth on Schedule 2.01(f) and the Transaction Expenses and (ii) all of the out-of-pocket costs of Parent and Merger Sub arising from the consummation of the Merger. In no event will the receipt of, or the availability of, any funds or financing to Parent or any of its Affiliates or any other financing be a condition to Parent’s or Merger Sub’s obligation to consummate the Merger and the other transactions contemplated hereby.

5.09 Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

5.10 Solvency. Assuming the representations and warranties set forth in Article IV are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming the representations and warranties set forth in Article IV are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of the Business.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, except as otherwise provided for by this Agreement (including the Disclosure Schedules) or consented to in writing by Parent (which consent will not be unreasonably delayed), the Company will use its commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the ordinary course of business consistent with past practices; provided that, notwithstanding anything to the contrary in this Section 6.01, the Company and its Subsidiaries may use all available cash to repay any Indebtedness or pay any Transaction Expenses or for any other purpose, in each case prior to the Closing. Notwithstanding anything to the contrary in this Section 6.01, effective as of immediately prior to the Effective Time, the Company and the Company’s board of directors shall accelerate the vesting of any unvested Class B Common Shares and unvested employee options to acquire Class B Common Shares (except to the extent set forth in the following proviso), and nothing in this Agreement shall limit the ability of the Company and its board of directors from effectuating the foregoing; provided, however, that the Company’s board of directors shall not accelerate the vesting of any unvested Class B Common Shares and unvested employee options to acquire Class B Common Shares to the extent agreed in writing by the Company, Parent and each of the holders of such unvested Class B Common Shares or unvested employee options to acquire Class B Common Shares (collectively, the “Non-Accelerated Equity”). Parent will indemnify and hold harmless the D&O Indemnitees and the other Seller Indemnified Parties against any Losses suffered or incurred by any such D&O Indemnitee or other Seller Indemnified Party to the extent such Loss results from the written agreement referenced in the immediately preceding proviso.

(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, as set forth on Schedule 6.01(b), or consented to in writing by Parent (which consent will not be unreasonably delayed), the Company will not, and will not permit any of its Subsidiaries to (i) take any action which, if taken after the date of the Latest Balance Sheet and prior to the date of this Agreement, would be required to be disclosed on Schedule 4.07; provided, that the Company shall be permitted to repurchase securities of the Company from the holders thereof pursuant to the terms of the agreements pursuant to which such securities were granted, or (ii) take any actions outside of the ordinary course of business that (A) delay or postpone the payment of any employee compensation, accounts payable or commissions or any other liability, agree or extend the payment date of any employee compensation, accounts payable or commissions or any other liability or accelerate the collection of (or discount) any accounts or notes receivable, or (B) have or would reasonably be expected to have the effect of accelerating to pre-Closing periods cash collections, sales to customers or other revenues that would otherwise be expected to take place or be incurred after the Closing.

6.02 Access to Books and Records. From the date hereof until the Closing Date, the Company will provide Parent and its authorized representatives (“Parent’s Representatives”) with access during normal business hours and upon reasonable notice to the offices, properties, officers, books and records of the Company and its Subsidiaries in order for Parent to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company and its Subsidiaries; provided that (a) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (b) such access occurs in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) all requests for such access will be directed to James Johnson, Kelly Lang or such other Person as the Company or the Representative may designate in writing from time to time (the “Designated Contacts”). Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries will be required to disclose any information to Parent or Parent’s Representatives if such disclosure would be reasonably likely to (x) jeopardize any attorney client or other legal privilege or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof. The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02, and Parent may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV. Other than the Designated Contacts, Parent is not authorized to and will not (and will cause Parent’s Representatives not to) contact any officer, director, employee, customer, supplier, lessor, lender or other material business relation of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of the Company or the Representative (which consent shall not be unreasonably withheld, delayed or conditioned). The information provided pursuant to this Section 6.02 will be governed by all the terms and conditions of the Mutual Confidentiality Agreement, dated June 30, 2014, by and between Tripwire, Inc. and Belden Inc. (the “Confidentiality Agreement”). Parent acknowledges that it remains bound by the Confidentiality Agreement. Additionally, if this Agreement is terminated pursuant to Section 9.01, the Confidentiality Agreement will survive the termination of this Agreement for the period set forth in the Confidentiality Agreement.

6.03 Regulatory Filings.

(a) The Company will, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions under any anti-trust, competition and similar legislation or regulations, including the HSR Act (to the extent required filings or submissions have not been made prior to the date hereof), applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, Parent will have the right to review in advance, and to the extent practicable will consult with the Company on, all the information that appears in any such filings. In exercising the foregoing right, Parent will act reasonably and as promptly as practicable.

(b) The Company will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Bodies, in connection with the filings under Section 6.03(a).

(c) The Company will keep Parent apprised of the status of all filings and submissions referred to in Section 6.03(a), including furnishing Parent with copies of notices or other communications received by the Company in connection therewith. The Company will not permit any of its representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with Parent in advance and, to the extent permitted by such Governmental Body, gives Parent the opportunity to attend and participate thereat.

6.04 Conditions. The Company will use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those to be satisfied at the Closing).

6.05 Exclusive Dealing. From the date the Requisite Stockholder Approval is obtained through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Company and its Subsidiaries will not, and the Company and its Subsidiaries will instruct their Affiliates, directors, employees, agents and representatives not to, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any third party (other than Parent, Merger Sub, Parent’s Representatives, the Stockholders and the Optionholders) concerning any Competing Transaction. Additionally, from the date the Requisite Stockholder Approval is obtained through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Company and its Subsidiaries will, and the Company and its Subsidiaries will instruct their Affiliates, directors, employees, agents and representatives to, (i) immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to such period with any Persons other than Parent or its representatives with respect to any Competing Transaction or potential Competing Transaction and (ii) notify Parent as promptly as practicable (and, in any event within 24 hours) if any inquiries, proposals or offers with respect to any Competing Transaction or potential Competing Transaction are received by, any information with respect thereto is required from, or any discussions or negotiations with respect thereto are sought to be initiated or continued with, the Company or any of its directors, officers, employees, Affiliates, representatives or agents.

6.06 Notification. From the date hereof until the Closing Date, the Company shall disclose to Parent in writing (in the form of updated Disclosure Schedules) any material variances from the representations and warranties contained in Article IV, as applicable, and of any other fact or event that constitutes a breach of the covenants in this Agreement made by the Company, in each case with respect to facts or events first arising after the date hereof. Such disclosures will amend and supplement the appropriate Disclosure Schedules delivered on the date hereof, but shall not be taken into account in determining (i) the satisfaction by Parent or Merger Sub of the conditions to closing set forth in Section 3.01(a) and Section 3.01(b) and (ii) Parent’s ability to terminate this Agreement pursuant to Section 9.01(b) below.

ARTICLE VII

COVENANTS OF PARENT

7.01 Access to Books and Records. From and after the Closing, Parent will, and will cause the Surviving Corporation to, provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date for purposes of complying with any applicable Tax, financial reporting or regulatory requirements or any other reasonable business purposes; provided, that, except as provided in Section 1.09, the foregoing access may not be used in connection with any disputes between the Representative, the Stockholders, the Optionholders or any of their respective Affiliates or immediate family members, on the one hand, and Parent, the Merger Sub, the Surviving Corporation or any of their respective Affiliates, on the other hand. Unless otherwise consented to in writing by the Representative, Parent will not, and will not permit the Surviving Corporation, until the expiration of the later of the fifth (5th) anniversary of the Closing Date, to destroy, alter or otherwise dispose of any of the material books and records of the Surviving Corporation or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative (on behalf of the Stockholders and Optionholders) such books and records or any portion thereof which Parent or the Surviving Corporation may intend to destroy, alter or dispose of.

7.02 Employee, Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Parent will not, and will not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent governing document) or any agreement relating to the exculpation or indemnification of any employees, officers and/or directors (unless required by Law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries will continue to be entitled to at least as favorable exculpation and indemnification.

(b) In addition to the other rights provided for in this Section 7.02(b) and not in limitation thereof, from and after the Closing, the Surviving Corporation will and Parent will cause the Surviving Corporation and the Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to Parent or the Surviving Corporation or any of the Subsidiaries), current and former officers and directors of the Company or its Subsidiaries (each, a “D&O Indemnitee”) against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising from or relating to the fact that such Person is or was a director or officer of the Company or any of the Subsidiaries arising out of acts or omissions occurring on or prior to the Closing (but not in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims will continue until such D&O Indemnifiable Claim is disposed of or all Orders in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.02(b), “D&O Expenses” will include reasonable attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c) At the Closing, Parent will cause the Company to obtain and maintain irrevocable “tail” insurance policies (the “D&O Tail Policies”) naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Parent, on the one hand, and the Company, on the other hand, will bear equally the fees and expenses of purchasing the D&O Tail Policies. Parent will not, and will cause the Surviving Corporation not to, cancel or change such insurance policies in any respect.

(d) In the event that all or substantially all of the assets of the Surviving Corporation are sold, whether in one transaction or a series of transactions, then Parent and the Surviving Corporation will, in each such case, ensure that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02(d) will apply to all of the successors and assigns of the Surviving Corporation.

(e) The obligations of Parent, the Surviving Corporation and their Subsidiaries under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.02 applies without the consent of such affected Person.

7.03 Employee Matters. Parent will or will cause the Surviving Corporation to provide employees of the Company and its Subsidiaries as of the Closing Date who continue to be employed following the Closing Date (“Company Employees”) with compensation (including cash bonuses, but excluding any retention or change-in-control related bonuses or any equity-related payments or entitlements) and benefits substantially similar in the aggregate than those in effect immediately prior to the Closing Date for a period of at least 12 months following the Closing Date. Parent further agrees that, from and after the Closing Date, Parent will, or will cause the Surviving Corporation to use commercially reasonable efforts to grant all Company Employees credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date for eligibility and vesting purposes and for determining the amount of benefits under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, the Surviving Corporation or any of their Affiliates on or after the Closing Date (the “New Plans”). In addition, Parent will or will cause the Surviving Corporation to use commercially reasonable efforts to (i) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Plan as of the Closing Date, and (ii) take into account any covered expenses incurred on or before the Closing Date by any Company Employee (or covered dependent thereof) for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Parent and the Surviving Corporation will be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. Nothing in this Section 7.03 shall (i) create any third-party beneficiary or other rights in any current or former employee, director or other service provider of the Company or any of its Subsidiaries to enforce the provisions of this Section 7.03, (ii) be construed as an amendment, waiver or creation of any Plan or other employee benefit plan, (iii) limit in any way the right of the Company, its Subsidiaries, the Surviving Corporation, Parent or their respective Affiliates to amend or terminate any Plan at any time, or (iv) create any right to employment, continued employment or any term or condition of employment with the Company, its Subsidiaries, the Surviving Corporation, Parent or their respective Affiliates.

7.04 Regulatory Filings.

(a) Parent will, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions under any anti-trust, competition and similar legislation or regulations, including the HSR Act (to the extent required filings or submissions have not been made prior to the date hereof), applicable to Parent and its Affiliates for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, the Company will have the right to review in advance, and to the extent practicable will consult with Parent on, all the information that appears in any such filings. In exercising the foregoing right, the Company will act reasonably and as promptly as practicable. Parent, on the one hand, and the Company, on the other hand, will bear equally all fees associated with all filings and submissions referred to in Section 6.03 and this Section 7.04(a).

(b) Parent will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Bodies, in connection with the filings under Section 7.04(a). Parent agrees to use reasonable best efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby.

(c) Parent will keep the Company apprised of the status of all filings and submissions referred to in Section 7.04(a), including furnishing the Company with copies of notices or other communications received by Parent in connection therewith. Parent will not permit any of Parent’s Representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Body, gives the Company the opportunity to attend and participate thereat.

7.05 Conditions. Parent will use commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those to be satisfied at the Closing).

7.06 Closing Date Covenants. On the Closing Date after the Closing, the Company and its Subsidiaries will not (a) declare, set aside or pay any dividend or other distribution (whether in Cash, securities or other property) with respect to any securities of the Company or any of its Subsidiaries, (b) purchase, redeem or otherwise acquire any of the securities of the Company or any of its Subsidiaries or (c) take any other action with the intent of diminishing the amount of Cash on the Closing Date except in the ordinary course of business.

ARTICLE VIII

INDEMNIFICATION

8.01 Survival. The Fundamental Representations and representations and warranties contained in the Letters of Transmittal and the Option Cancellation Agreements will survive the Closing and will terminate on the date that is three (3) years after the Closing Date. The covenants and agreements contained in Article VI and Article VII will terminate on the Closing Date (and no claim for indemnification may be made therefor) unless a specific covenant contained in Article VI or Article VII requires performance after the Closing Date, in which case such covenant will survive for a period of 30 days following the date on which the breach of such covenant is discovered by Parent or the Representative, as applicable; provided, however, that the covenants set forth in Section 6.01(b) shall survive for thirty (30) days after the Closing Date. The covenants and agreements set forth in Article VIII, Article X, Article XI and Article XII will survive in accordance with the terms thereof. No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of such applicable survival period.

8.02 Indemnification for the Benefit of Parent Indemnified Parties.

(a) From and after the Closing (but subject to the terms and conditions of this Article VIII), each Stockholder and Optionholder shall, severally in accordance with their Per Share Portion and not jointly and severally, indemnify and hold harmless Parent and each of its Affiliates, officers, directors, employees, agents, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) in respect of any loss, cost, liability, damage or expenses (including reasonable legal fees) (hereinafter individually, a “Loss” and collectively, “Losses”) suffered or incurred by any such Parent Indemnified Party to the extent such Loss results from (i) any breach of any of the Fundamental Representations set forth in Article IV, in each case taking into account any disclosure made pursuant to Section 6.06, (ii) any Specified Tax Matters to the extent such Specified Tax Matters are not accrued as Indebtedness as of the Closing Date or (iii) any breach of the covenants set forth in Section 6.01(b), but in the case of this clause (iii) only to the extent that such Losses exceed $1,500,000. Any Loss incurred with respect to a Specified Tax Matter shall be calculated by taking into account (i) any reduction of net Taxes that any Parent Indemnified Party actually realizes as a direct result of such Specified Tax Matter in the taxable year in which the Loss is incurred and (ii) any Tax credit carryforward or net operating loss carryforward of the Company and its Subsidiaries utilized to offset any Taxes that, but for such carryforward, would have been incurred as a result of such Specified Tax Matter. From and after the Closing (but subject to the terms and conditions of this Article VIII), each Stockholder and Optionholder will, severally and not jointly and severally, indemnify and hold harmless the Parent Indemnified Parties in respect of any Loss suffered or incurred by any such Parent Indemnified Party to the extent such Loss results from (i) any breach or inaccuracy of any representation or warranty set forth in any Letter of Transmittal or Option Cancellation Agreement delivered by such Stockholder or Optionholder, as applicable or (ii) any breach of any covenant or agreement set forth in any Letter of Transmittal or Option Cancellation Agreement delivered by such Stockholder or Optionholder, as applicable, and, for the avoidance of doubt, no other Stockholder or Optionholder will be liable to the Parent Indemnified Parties in connection therewith. From and after the Closing (but subject to the terms and conditions of this Article VIII), the Representative shall indemnify and hold harmless the Parent Indemnified Parties in respect of any Loss suffered or incurred by any such Parent Indemnified Party to the extent such Loss results from any breach of the covenants set forth in Section 10.06.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if a Parent Indemnified Party would otherwise be entitled to recover a Loss pursuant to this Agreement, any indemnification under this Section 8.02 shall be limited, in the aggregate, to the Merger Consideration actually received by the applicable Stockholder or Optionholder.

(c) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Parent Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Stockholders and Optionholders hereunder.

(d) All payments under this Section 8.02 will be treated by the parties as an adjustment to the proceeds received by the Stockholders and Optionholders pursuant to Article II.

8.03 Indemnification for the Benefit of Seller Indemnified Parties.

(a) Parent will indemnify and hold harmless the Stockholders, the Optionholders and the Representative and their respective officers, directors, partners, members, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses suffered or incurred by any such Seller Indemnified Party to the extent such Loss results from (i) any breach of any of the Fundamental Representations set forth in Article V, (ii) any breach of any covenant of Parent contained in this Agreement requiring performance by Parent or the Surviving Corporation after the Closing and (iii) actions taken by Parent, the Surviving Corporation or any of their respective Subsidiaries on or after the Closing Date or relating to the post-Closing operations of the Surviving Corporation and its Subsidiaries. All payments under this Section 8.03(a) will be treated by the parties as an adjustment to the proceeds received by the Stockholders and Optionholders pursuant to Article II.

(b) Any indemnification payments pursuant to this Section 8.03 will be effected by wire transfer of immediately available funds to an account(s) designated by the Representative within 10 days after the determination thereof. The indemnification amount paid to each Stockholder or Optionholder will be pro rata based upon such Person’s Per Share Portion of the Final Residual Cash Consideration.

8.04 Termination of Indemnification. The obligations to indemnify and hold harmless a party in respect of a breach of representation or warranty, covenant or agreement will terminate on the applicable survival termination date as set forth in this Agreement, unless, with respect to a representation, warranty, covenant or agreement that terminates following the Closing Date, an Indemnitee has incurred a Loss prior to such applicable survival termination date and made a proper claim for indemnification under Section 8.02 or Section 8.03, subject to the terms and conditions of this Article VIII (including application of Alternative Arrangements as required by Section 8.06(a)), prior to such termination date, as applicable, including by delivering a written notice (stating in reasonable detail the nature of and factual basis for the indemnification claim, the amount thereof (if known and quantifiable, or if not known, a good faith and reasonable estimate thereof) and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnitor. If an Indemnitee has made a proper claim for indemnification under Section 8.02 or Section 8.03 prior to such termination date, then such claim for such Loss incurred (after giving effect to any reductions for Alternative Arrangements pursuant to Section 8.06(a)), and only such claim for such modified Loss incurred, if then unresolved, will not be extinguished by the passage of the deadlines set forth in this Agreement.

8.05 Defense of Third Party Claims. Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) will notify the indemnifying party (an “Indemnitor”) and the Representative (on behalf of the Stockholders and Optionholders), if applicable, of the claim in writing promptly after receiving written notice of any Legal Proceeding, investigation or other claim against it by a third party (a “Third Party Claim”) or becoming aware of the facts giving rise to a Third Party Claim, stating in reasonable detail the nature of and factual basis for the Third Party Claim, the amount thereof (if known and quantifiable, or if not known, a good faith and reasonable estimate thereof) and the provisions of this Agreement upon which such claim for indemnification is made. Any Indemnitor will be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (other than in the case of a Third Party Claim (i) consisting of a criminal or quasi-criminal Legal Proceeding, investigation or other claim, (ii) that seeks equitable relief (other than equitable claims that are ancillary to a claim for monetary damages or (iii) if, in the opinion of counsel to the Indemnitee, the Third Party Claim involves potential conflicts of interests or substantially different defenses for the Indemnitor and the Indemnitee) will be entitled to assume and control the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided that any Indemnitor will continue to be entitled to assert any limitation on any claims contained herein; provided further that the Indemnitee will be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (it being understood that the fees and expenses of such separate counsel will be borne by the Indemnitee). If the Indemnitor will control the defense of any such claim then the Indemnitor will be entitled to settle such claim; provided that the Indemnitor will obtain the prior written consent of the Indemnitee (which consent will not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a Third Party Claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor chooses to defend any Third Party Claim, the Indemnitee and its Affiliates, and their respective officers, directors, employees, agents and representatives, will cooperate in good faith in the defense or prosecution of such Third Party Claim. Such cooperation will include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Representative has assumed the defense of a claim hereunder, neither Parent nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which a Parent Indemnified Party is seeking indemnification hereunder without the prior written consent of the Representative. The Representative (on behalf of the Stockholders and Optionholders) will act on behalf of all Indemnitors in the case of all Third Party Claims with respect to which a Parent Indemnified Party is seeking indemnification under Section 8.02 (with each Stockholder or Optionholder responsible for its portion of Representative’s costs and expenses in undertaking such representation (determined on a pro rata basis according to each such Person’s Per Share Portion of the Final Residual Cash Consideration)).

8.06 Determination of Loss Amount.

(a) The amount of any Loss subject to indemnification under Section 8.02 or Section 8.03 will be calculated net of any amounts actually recovered by any Indemnitee or any of such Indemnitee’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnitee or such Indemnitee’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”). The Parent Indemnified Parties will have no right to assert any claims against the Stockholders or Optionholders with respect to any Losses that would have been covered by an Alternative Arrangement had Parent maintained for its benefit and the benefit of the Surviving Corporation and its Subsidiaries the same rights or coverage under an Alternative Arrangement following the Closing that was in effect for the Company immediately prior to the Closing. In the event that a recovery is made under an Alternative Arrangement by any Parent Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery will be made promptly to the Representative (on behalf of the Stockholders and the Optionholders).

(b) In no event will any Indemnitee be entitled to recover or make a claim for any amounts in respect of punitive damages, unless such punitive damages were actually paid to a third party. In addition, in no event will any Parent Indemnified Parties be entitled to recover for any Losses that are attributable to the unavailability of any Tax attribute from a Pre-Closing Tax Period. The Parent Indemnified Parties will not be entitled to any indemnification under this Article VIII to the extent (i) such matter was taken into account in determining the Final Residual Cash Consideration or (ii) such matter was sufficiently reserved for in the Financial Statements.

8.07 Acknowledgment of Parent. Each of Parent and Merger Sub acknowledges that it has conducted to its satisfaction, an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries in making its determination to proceed with the transactions contemplated by this Agreement, and Parent and Merger Sub have relied on the results of their own independent investigation and the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedules (and updated Disclosure Schedules), and of the Stockholders in the Letters of Transmittal and the Optionholders in the Option Cancellation Agreements. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, each of Parent and Merger Sub has received or may receive from the Company and its Subsidiaries certain projections, forward looking statements, other forecasts, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent and Merger Sub is familiar with such uncertainties and that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans). Accordingly, each of Parent and Merger Sub hereby acknowledges that none of the Company, its Subsidiaries, the Stockholders or the Optionholders, nor any member, partner, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, is making any representation or warranty with respect to such estimates, projections and other forecasts and plans (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans), and each of Parent and Merger Sub is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Representative (on behalf of the Stockholders, the Optionholders and the Company);

(b) by Parent, if there has been a material violation or breach by the Company or its Subsidiaries of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Parent at the Closing and such violation or breach has not been waived by Parent or cured by the Company within 10 Business Days after receipt by the Representative of written notice thereof from Parent;

(c) by the Representative (on behalf of the Stockholders, the Optionholders and the Company), if there has been a material violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Representative or cured by Parent within 10 Business Days after receipt by Parent of written notice thereof by the Representative; provided that neither a breach by Parent of Section 5.08 nor the failure to deliver the Merger Consideration at the Closing as required hereunder will be subject to cure hereunder unless otherwise agreed to in writing by the Representative;

(d) by Parent, if the transactions contemplated hereby have not been consummated on or before April 8, 2015; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if Parent’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(e) by the Representative, if the transactions contemplated hereby have not been consummated on or before January 8, 2015; provided that the Representative will not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Company’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(f) by either Parent or the Representative, if any Governmental Body has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action has become final and nonappealable.

9.02 Effect of Termination. In the event this Agreement is terminated by either Parent or the Representative as provided above, the provisions of this Agreement will immediately become void and of no further force and effect (other than this Section 9.02 and Article XII which will survive the termination of this Agreement, and other than the last sentence of Section 6.02 above which will survive the termination of this Agreement in accordance with its terms), and there will be no liability on the part of any of Parent, Merger Sub, the Company, the Stockholders or the Optionholders to one another, except, in the case of Company and Parent, for knowing and willful breaches of this Agreement prior to the time of such termination. A breach by Parent of Section 5.08 or the failure to deliver the Merger Consideration at the Closing will be considered a knowing and willful breach of this Agreement.

ARTICLE X

ADDITIONAL COVENANTS

10.01 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Parent will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries that have not been filed as of the Closing Date. Parent will timely pay or cause to be timely paid any amount shown as due on such Tax Returns. At least 20 days prior to the due date of any Tax Return with respect to any Pre-Closing Tax Period which is related to a Specified Tax Matter, Parent will submit such Tax Return to the Representative to provide the Representative for review and comment. Parent shall accept any reasonable written comments received from Representative at least 10 days prior to the due date of such Tax Return. If Parent and Representative cannot agree to any such comments within five days prior to the due date of any such Tax Return, Parent shall file such Tax Return as prepared; provided, however, that Parent and Representative shall submit such disputed Tax Return to the Accounting Firm for review and resolution and if such Tax Return was not filed in accordance with the Accounting Firm’s final determination, then Parent shall amend such Tax Return accordingly. All such Tax Returns shall be prepared and filed in a manner that is consistent with the past practices of the Company and the Company Subsidiaries unless (i) Parent reasonably believes that such past practice is not more likely than not to be successfully defended in a judicial or administrative proceeding, (ii) such past practice resulted in an adjustment by a taxing authority, or (iii) otherwise required by applicable Law.

(ii) For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Parent will cause the Company and each of its Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted. Parent, the Company and the Subsidiaries will not take any action, or permit any action to be taken, that may prevent the Tax year of the Company and its Subsidiaries from ending for all relevant Tax purposes at the end of the day on which the Closing occurs and will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and the Subsidiaries.

(iii) To the extent that (i) there are any net operating losses at the end of any Pre-Closing Tax Period and (ii) the Company or any of its Subsidiaries incurs

Taxes in a Pre-Closing Tax Period with respect to a Specified Tax Matter, the Representative, Parent and the Company consent and agree that the Company and each Subsidiary, as appropriate, will elect to carry back such net operating losses to prior taxable years to the fullest extent permitted by Law to offset such Taxes with respect to a Specified Tax Matter (using any available short form or accelerated procedures and filing amended Tax Returns to the extent necessary), and Parent, the Company and/or the Subsidiaries will prepare and file, or cause to be prepared and filed, as soon as practicable following the Closing Date, any claim for refund resulting from such carry back as part of the preparation and filing of the Tax Returns described in Section 10.01(a)(i) (and the Representative will have the review and comment rights described in Section 10.01(a)(i)).

(iv) For the avoidance of doubt, the Representative, Parent and the Company acknowledge and agree that the Representative, the Stockholders and the Optionholders shall not have any liability for Taxes of the Parent Indemnified Parties, the Company and its Subsidiaries as a result of any acceleration of deferred revenue attributable to the transactions contemplated by this Agreement.

(b) Tax Refunds. Any refunds of Taxes with respect to any Pre-Closing Tax Period that are received by Parent, the Company or any of its Subsidiaries after the Closing Date (any such refund, a “Pre-Closing Tax Refund”) that are (i) attributable to an overpayment of estimated Taxes claimed upon an income Tax Return of the Company or its Subsidiaries filed after the Closing Date or (ii) described in Item 2 of Section (b) on Schedule 4.08 hereto shall be for the account of the Stockholders and Optionholders, provided, however, that the Stockholders and Optionholders shall not be entitled to a Pre-Closing Tax Refund that is attributable to a Transaction Tax Deduction and, provided further, that any such Pre-Closing Tax Refunds shall be reduced by the amount of any Taxes payable with respect to any Pre-Closing Tax Returns except to the extent that any such Taxes payable were taken into account as accrued income Taxes as finally determined. Parent shall pay over, as directed by the Representative for the benefit of the Stockholders and Optionholders, any such Pre-Closing Tax Refund within 20 days after the filing of the final originally filed income Tax Return of the Company or its Subsidiaries with respect to a Pre-Closing Tax Period that is filed after the Closing Date. Parent shall cooperate with the Representative in obtaining Pre-Closing Tax Refunds to which the Stockholders and Optionholders are entitled under this Section 10.01(b), including through the filing of amended Tax Returns or refund claims, it being understood that any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities.

(c) Books and Records; Cooperation. Parent and the Representative will, and will cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or any of its Subsidiaries and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing will be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(d) Transfer Taxes. Parent, on the one hand, and the Stockholders and Optionholders, on the other hand, will bear equally any stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiaries or one or more Stockholders or Optionholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. The Stockholders and Optionholders agree to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(e) Amendment of Tax Returns; Tax Elections. Without the prior written consent of Representative, Parent will not amend or permit the Company or any Subsidiary to (i) amend any Tax Return relating to a Pre-Closing Tax Period or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period if and to the extent, in each case, such amendment or election would reasonably be expected to increase the Stockholders’ or Optionholders’ indemnification obligations with respect to a Specified Tax Matter.

(f) No Section 338 or Section 336 Election. Parent will not make any election under Code Section 338 or Code Section 336 (or any similar provision under state, local, or foreign Law) with respect to the acquisition of the Company and its Affiliates.

(g) Non-Avoidance. Parent will not take any action with respect to the Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

10.02 280G. The Company shall prior to the Closing Date, seek to obtain the approval of the Stockholders (in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto) with respect to any payments to be made by the Company and its Subsidiaries with respect to arrangements in place at the Closing that would, absent Stockholder approval (“Stockholder Approval”), be excess parachute payments as a result of the transactions contemplated hereby. Such Stockholder Approval shall include any contract, agreement, or plan entered into by Parent, the Company or any of their Affiliates and a “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement on or before the Closing Date, provided that Parent shall provide a copy of such contract, agreement or plan to the Company and the Representative at least 15 days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code. Prior to such Stockholder approval, the Company shall use commercially reasonable efforts to obtain waivers from such individuals, such that unless such payments are approved by the Stockholders to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, no such payments shall be made. Copies of all disclosures, waivers, consent, and voting materials used in connection with the foregoing shall be provided to Parent at least three (3) Business Days in advance of distribution to stockholders or the disqualified individuals, as applicable, and Parent shall be provided with a reasonable opportunity to comment thereon (and the Company will include in such materials any reasonable comments provided by Parent). The Company shall provide to Parent at or prior to the Effective Time evidence reasonably satisfactory to Parent that the Company has satisfied its obligations under this Section 10.02. For the avoidance of doubt, the Closing shall not be conditioned on such vote described in this Section 10.02 occurring or receiving Stockholder approval for any such payments.

10.03 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.04 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules.

10.05 Provision Respecting Legal Representation. After the Closing, it is possible that Kirkland & Ellis LLP will represent each and any Stockholder, Optionholder and their respective Affiliates (individually and collectively, the “Stockholder Group”) in connection with the transactions contemplated herein and any claims made thereunder pursuant to this Agreement. Parent and the Company hereby agree that Kirkland & Ellis LLP (or any successor) may represent the Stockholder Group in the future in connection with issues that may arise under this Agreement, and any claims that may be made hereunder pursuant to this Agreement. Kirkland & Ellis LLP (or any successor) may serve as counsel to all or a portion of the Stockholder Group or any director, member, partner, officer, employee, representative or Affiliate of the Stockholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

10.06 Employee Non-Solicit. Representative agrees that during the period beginning on the Closing Date and ending on the one year anniversary thereof, it shall not, and it shall not encourage or cause its Affiliates to, solicit or induce any Specified Employee to terminate his or her employment with the Surviving Corporation or its Subsidiaries. Notwithstanding the foregoing, (i) general advertisements in newspapers and similar media of general circulation (including advertisements posted on the Internet), job fairs or other general solicitations, (ii) use of recruiting firms that are not instructed to target any such Specified Employees or (iii) solicitation of Specified Employees whose employment has terminated shall not be a violation of the preceding sentence.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Notwithstanding the foregoing, for purposes of Article IV, no portfolio company of the Representative or its affiliated investment funds, other than the Company and its Subsidiaries, shall be considered an Affiliate of the Company or its Subsidiaries.

“Anti-Corruption Laws” means any applicable Law relating to bribery or corruption of any jurisdiction in which the Company or any of its Subsidiaries performs business, or of the United States, or of the United Kingdom, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and other applicable Laws related to corruption or bribery.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in New York City, New York are closed for business as a result of federal, state or local holiday.

“Cash” means all cash and cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities and deposits with third parties (including landlords) of the Company and its Subsidiaries, in each case determined in accordance with GAAP. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries.

“Class A Common Shares” means the shares of the Company’s Class A Common Stock, par value $0.001 per share.

“Class B Common Shares” means the shares of the Company’s Class B Common Stock, par value $0.001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Shares” means the Class A Common Shares and the Class B Common Shares.

“Company Software” means Software that has been licensed, sold, marketed, distributed, or made available by the Company and its Subsidiaries to customers or third parties, excluding the items listed on Schedule 4.10(i).

“Competing Transaction” means (a) any tender offer, merger, scheme of arrangement, reorganization, share exchange, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (b) any purchase or acquisition in any manner of an equity interest or interests in, or other securities or assets of, the Company or any of its Subsidiaries (except pursuant to the exercise of any Options outstanding as of the date of this Agreement, and except for any immaterial purchases of assets in the ordinary course of business consistent with past practices) or (c) any agreement arrangement, understanding or transaction with any Person that would conflict with the transactions contemplated by this Agreement.

“Environmental Laws” means all federal, state, local and foreign Laws that are binding upon the Company or its Subsidiaries, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Escrow Agent” means Citibank, N.A.

“Escrow Amount” means $500,000.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.01 (Organization and Corporate Power), Sections 4.03(a) and 4.03(b) (Authorization), Section 4.04 (Capitalization) and Section 4.19 (Brokerage), and the representations and warranties of the Parent and Merger Sub set forth in Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization) and Section 5.06 (Brokerage).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date hereof, applied in a manner consistent with the Company’s past practice.

“Governmental Body” means any federal, state, local, municipal, provincial, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Government Official” means any officer, agent or employee of a Governmental Body, a candidate for government or political office, or an agent, officer, or employee of any entity owned by a government or Governmental Body.

“Hazardous Substance” means petroleum or any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company and its Subsidiaries, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, with respect to (i) indebtedness for borrowed money owed by the Company or any of its Subsidiaries under a credit facility or evidenced by any note, bond, debenture or other debt security, (ii) any contributions required to be made by the Company and its Subsidiaries to any pension plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) on account of any period prior to the Closing, (iii) any liabilities associated with restructuring actions announced prior to the Closing, (iv) the payment of the deferred purchase price of property or services (other than ordinary course trade payables), (v) interest rate and currency swap arrangements, (vi) capital lease obligations and (vii) accrued income Taxes (taking into account as a reduction to the amount of accrued income Taxes (but not below zero), any Tax assets of the Company that reflect any Tax credit carryforwards (including any overpayment of Taxes) and/or net operating loss carryforwards); provided, that such accrued income Taxes shall not reflect any acceleration of deferred revenue as a result of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Indebtedness does not include any (A) intercompany obligations between or among the Company or any of its Subsidiaries or (B) payables with respect to employee purchase cards for transactions entered into in the ordinary course of business.

“Intellectual Property” means all intellectual property or industrial property rights existing anywhere in the world, including all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), and (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists, in each case excluding any rights in respect of any of the foregoing that have been publicly disclosed in a published patent or patent application (collectively, “Trade Secrets”).

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body, arbitrator or arbitral body.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means an event, occurrence, or development that has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of the Company and its Subsidiaries taken as a whole, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof), (iv) changes in GAAP, (v) changes in Laws, (vi) the taking of any action permitted or contemplated by this Agreement or the announcement of this Agreement, the Merger or the other transactions contemplated by this Agreement (including by reason of the identity of Parent or its Affiliates or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of the Company and its Subsidiaries, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company or its Subsidiaries), (vii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (with it being understood that, subject to the other clauses of this proviso, the facts, circumstances and changes underlying any such failure will be taken into account), (viii) any action taken by Parent or any of its Affiliates or (ix) any omission to act or action taken with the consent of Parent, except, in the case of clauses (i), (ii), (iv) or (v) above, to the extent such event, occurrence, or development has a disproportionate effect on the Company and its Subsidiaries (taken as a whole) as compared to other Persons operating in a similar industry as that of the Company and its Subsidiaries.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Paying Agent” means Continental Stock Transfer & Trust Company.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (viii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (ix) those matters identified on the attached Schedule 11.01(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body or any department, agency or political subdivision thereof.

“Pre-Closing Operating Cash Flow” means cash collections of accounts receivable less the sum of cash employee costs, cash cost of goods sold, cash costs related to sales, marketing, R&D, and general administrative expenses and cash paid for capital expenditures during the period from the date hereof through the Closing Date. For the avoidance of doubt, Pre-Closing Operating Cash Flow will not be reduced by: interest and fees on loans, loan principal payments, cash paid for income taxes or management fees.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Representative Holdback Amount” means $1,000,000.

“Requisite Stockholder Approval” means the affirmative vote or consent of a majority of the issued and outstanding Class B Common Shares.

“Restricted Party” means a person that is: (a) subject to any Sanctions; (b) located in or organized under the laws of a country that is subject to comprehensive Sanctions, including without limitation Cuba, Iran, North Korea, North Sudan, or Syria; or (c) otherwise a person with whom a national of the United States or a national of a member state of the European Union would be prohibited or restricted by law or regulation from engaging in trade, business or other activities.

“Sanctions” means economic or financial sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including without limitation the list of Specially Designated Nationals administered by the Office of Foreign Assets Control, (b) the United Nations Security Council, (c) the European Union or (d) Her Majesty’s Treasury of the United Kingdom.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Employee” means Jim Johnson, Kelly Lang, Rekha Shenoy, Rod Murchison, Elizabeth Ireland, Kevin McKay, Dwayne Melancon, Will Claridge, David Meltzer and Gus Malezis.

“Specified Tax Matters” means any of the matters disclosed on Schedule 4.08(b) (Tax Matters).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, customs duties, capital stock, franchise, profits, withholding, payroll, employment, social security, unemployment, disability, real property, ad valorem/personal property, escheat or unclaimed property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other Tax, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, graphics, illustrations, artwork, documentation, and manuals), databases, Software (including all information systems, data files and databases, libraries, source and object codes and user interfaces), firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, (i) the third party fees and expenses payable by the Company or any of its Subsidiaries arising from or incurred in connection with this Agreement and the transactions contemplated hereby including all brokerage commissions, fees, expenses and disbursements, (ii) any obligations for change in control bonuses, severance, retention or similar payments or arrangements of the Company or any of its Subsidiaries that are created, accelerated, accrued or become payable solely as a result of, or solely in connection with, the consummation of the transactions contemplated hereby and (iii) the employer portion of any payroll, employment, withholding or similar Taxes, if any, required to be paid by the Company and its Subsidiaries with respect to (a) the amounts described in clauses (i) and (ii), (b) the exercise or payment for cancellation of employee or other compensatory options on or around the Closing or the acceleration of any restricted stock granted to employees if any payroll, employment, withholding or similar Taxes are due upon such acceleration, and (c) the forgiveness of any loans or other obligations owed by the Stockholders, Optionholders or employees of the Company in connection with the transactions contemplated by this Agreement.

“Transaction Tax Deduction” means, without duplication, any item of loss or deduction resulting from or attributable to (i) transaction bonuses, change in control payments, severance payments, retention payments, or similar payments made by the Company or any of its Subsidiaries in connection with or resulting from the Closing, (ii) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees), original issue discount, unamortized debt financing costs, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred by the Company or any of its Subsidiaries with respect to the payment of the Indebtedness, (iii) the payment of any Transaction Expenses, (iv) all fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses, (v) the amount of any deductions for U.S. federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options on or around the Closing, and (vi) any employment Taxes with respect to the amounts set forth in the foregoing clauses (i) and (v), provided, however, that Transaction Tax Deductions shall not include any item that Parent reasonably believes is not more likely than not to be successfully defended in a judicial or administrative proceeding. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of clause (iii) above.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code.

11.02 Other Definitional Provisions.

(a) Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(b) Construction. Except as otherwise explicitly specified to the contrary herein, the word “including” means including without limitation.

(c) Currency. All amounts in this Agreement are stated and will be paid in U.S. dollars.

11.03 Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
280G Arrangements	4.12(d)
Accounting Firm	1.09(b)

Agreement	Preface
Alternative Arrangements	8.06(a)
Balance Sheet Date	4.05
Base Consideration	1.02(c)
CERCLA	11.01
Certificate of Merger	1.01(b)
Claiming Party	12.20
Class A Merger Consideration	1.02(a)
Class B Merger Consideration	1.02(b)
Closing	1.10
Closing Balance Sheet	1.09(a)
Closing Date	1.10
Closing Residual Cash Consideration	1.02(c)
Closing Residual Cash Consideration Calculation	1.08
Closing Statement	1.09(a)
Closing Transactions	2.01
Company	Preface
Company Employees	7.03
Company Registered Intellectual Property	4.10(a)
Confidentiality Agreement	6.02
Copyrights	11.01
Defending Party	12.20
Designated Contacts	6.02
DGCL	Preamble
Disclosure Schedules	Article IV
Disputed Items	1.09(b)
Dissenting Shares	1.11
D&O Costs	7.02(b)
D&O Expenses	7.02(b)
D&O Indemnifiable Claim	7.02(b)
D&O Indemnifying Party	7.02(b)
D&O Indemnitee	7.02(b)
D&O Tail Policies	7.02(c)
Effective Time	1.01(b)
Electronic Delivery	12.16
ERISA	4.12
Escrow Agreement	2.01(d)
Final Residual Cash Consideration	1.02(d)

Financial Statements	4.05
Foreign Benefit Plan	4.12(i)
Inbound IP Contracts	4.10(k)
Indemnitee	8.05
Indemnitor	8.05
IP Contracts	4.10(k)
Key Technology Offerings	4.10(i)
Knowledge	12.04
Latest Balance Sheet	4.05
Leased Real Property	4.18(b)
Letter of Transmittal	1.03
Loss	8.02(a)
Marks	11.01
Merger	Preface
Merger Consideration	1.02(b)
Merger Sub	Preface
New Plans	7.03
Non-Accelerated Equity	6.01(a)
Objections Statement	1.09(b)
Off-the-Shelf Software	4.10(k)
Option Cancellation Agreement	1.04
Option Merger Consideration	1.04
Optionholder	1.04
Options	1.02(f)
Outbound IP Contract	4.10(k)
Parent	Preface
Parent Indemnified Parties	8.02(a)
Parent’s Representatives	6.02
Patents	11.01
Paying Agent Agreement	2.01(b)
Per Share Portion	1.02(e)
Plan	4.12(a)
Pre-Closing Tax Refund	10.01(a)(iv)
Representative	Preface
Schedule	Article IV
Securities Act	5.07
Seller Indemnified Parties	8.03(a)
Stockholder	1.03

Stockholder Approval	10.02
Stockholder Group	10.05
Significant Contract(s)	4.09(a)
Surviving Corporation	1.01(a)
Systems	4.10(l)
Third Party Claim	8.05
Trade Secrets	11.01
Transfer Taxes	10.01(d)

ARTICLE XII

MISCELLANEOUS

12.01 Non-Survival of Representations and Warranties. Except as otherwise provided in Article VIII, none of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall survive the Effective Time.

12.02 Press Releases and Communications. Prior to the Closing, no press release or public announcement related to this Agreement or the transactions contemplated herein, or any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Parent, Company and the Representative, unless (a) required by Law (in the reasonable opinion of counsel), in which case Parent, Company and the Representative will have the right to review such press release, announcement or communication prior to issuance, distribution or publication or (b) otherwise contemplated by this Agreement (including in connection with the receipt and delivery of Letters of Transmittal and/or Option Cancellation Agreements by the Stockholders and Optionholders, as applicable). Notwithstanding anything contained herein to the contrary, in no event will Parent or, after the Closing, the Company have any right to use the Representative’s or its Affiliates’ names or marks, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the written consent of the Representative.

12.03 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that Parent, on the one hand, and the Company, on the other hand, will bear equally the fees and expenses of the HSR Act and any other applicable antitrust, competition and similar filings, the Escrow Agent and the D&O Tail Policies.

12.04 Knowledge Defined. For purposes of this Agreement, “Knowledge” or “the Company’s knowledge” (and similar phrases) as used herein will mean the actual knowledge of James Johnson, Kelly Lang, Ambyr O’Donnell, Noel VanDyke and Will Claridge after reasonable inquiry.

12.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy to the number set out below, or by electronic mail to the email address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) (unless the recipient acknowledges receipt via telecopy or email), (c) the Business Day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent and/or Merger Sub (and, after the Closing, the Surviving Corporation):

Belden, Inc.

One North Brentwood Boulevard

St. Louis, MO 6310

Telephone:	(314) 854-8030
Facsimile:	(314) 854 8001
Email:	kevin.bloomfield@belden.com
Attention:	Kevin Bloomfield
with a copy to:
Ropes & Gray LLP
Three Embarcadero Center San Francisco, CA 94111-4006
Telephone:	(415) 315-2347
Facsimile:	(415) 315-4873
Email:	howard.glazer@ropesgray.com
Attention:	Howard S. Glazer

Notices to the Representative (and, prior to the Closing, the Company):

c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, California 94111
Attention:	Seth Boro
Robert Sayle
Telephone:	(415) 263-3660
Facsimile:	(415) 392-6480
Email:	sboro@thomabravo.com
rsayle@thomabravo.com

with copies (which will not constitute notice) to:

Tripwire, Inc.
101 SW Main Street, Suite 1500
Portland, Oregon 97204
Attention:	Ambyr O’Donnell
Telephone:	(503) 276-7500
Facsimile:	(503) 223-0182
Email:	aodonnell@tripwire.com
and
Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654
Attention:	Gerald T. Nowak, P.C.
Corey D. Fox
Telephone:	(312) 862-2075
Facsimile:	(312) 862-2200
Email:	gerald.nowak@kirkland.com
corey.fox@kirkland.com

12.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of (i) prior to the Closing, the Company, the Representative and Parent and (ii) from and after the Closing, the Surviving Corporation, the Representative and Parent.

12.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

12.08 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months will be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this

Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English will be the governing language of this Agreement.

12.09 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract). The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants of the Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. In disclosing the information in the Disclosure Schedules, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Disclosure of an item on one Disclosure Schedule shall be deemed disclosure on any other Disclosure Schedule(s) to the extent its relevance to such other Disclosure Schedule(s) is reasonably apparent or cross-referenced on such Disclosure Schedule. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

12.10 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules (except as contemplated by Section 6.06) or Exhibits hereto may be amended or waived only in a writing signed by Parent, the Company (or after the Closing, the Surviving Corporation) and the Representative. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.11 Complete Agreement. This Agreement, the Disclosure Schedules and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.12 Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, the Stockholders, the Optionholders and, solely with respect to Section 7.02, the D&O Indemnitees. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Stockholders, the Optionholders and, solely with respect to Section 7.02, the D&O Indemnitees, as the case may be, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; PREVAILING PARTY. THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.05.

12.14 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I)

NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.

12.15 Parent Deliveries. Parent agrees and acknowledges that all documents or other items delivered or made available to Parent’s Representatives will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

12.16 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.17 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.18 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

12.19 Remedies; Specific Performance.

(a) Acknowledgement Regarding Available Remedies. After the Effective Time, the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each of the parties to this Agreement hereby agrees that (i) the parties to this

Agreement shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by each other party hereto under this Agreement, (ii) the provisions set forth in Section 12.19(b) (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s rights to specific enforcement and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond or other type of security in connection with obtaining such relief.

(b) Remedies of Parent and the Company.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Section 9.01, each of Parent and the Company, without posting a bond and without proof of actual damages, shall be entitled to seek and obtain an injunction, specific performance and other equitable relief in the event of a breach or threatened breach of any of the provisions of this Agreement by the other party in the courts described in Section 12.13 and to enforce specifically the terms and provisions hereof, including such party’s obligation to consummate the transactions contemplated by this Agreement.

(ii) Termination. Prior to the Effective Time, Parent and the Company shall be entitled to terminate this Agreement in accordance with Section 9.01.

(iii) Monetary Remedies. Other than in the case of fraud, in no event shall Parent or Merger Sub, on the one hand, or the Company, on the other hand, have the right to seek or obtain monetary damages from the other party or its Affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives under this Agreement (whether at law or in equity, in contract, tort or otherwise) other than as provided in Article VIII and Section 9.02.

(iv) Sole Remedy. The parties acknowledge and agree that, from and after the Closing, the remedies provided for in this Section 12.19 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing and effective as of the Closing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party or its Affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives, as the case may be, arising under or based upon any applicable Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

12.20 Payments Under Agreement. Each party hereto agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding Tax obligations required to be withheld by Law), on the dates specified herein (with time being of the essence). In the event any Legal Proceeding is commenced or threatened by any Person (the “Claiming Party”) to enforce its rights under this Agreement against any other Person (the “Defending Party”), if the Defending Party is the prevailing party in such Legal Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Legal Proceeding will be reimbursed by the Claiming Party; provided that if the Defending Party prevails in part, and loses in part, in such Legal Proceeding, the court, arbitrator or other adjudicator presiding over such Legal Proceeding will award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party will be deemed to have prevailed in any Legal Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Legal Proceeding and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) the Defending Party defeats any such claim(s).

12.21 Appointment of the Stockholder and Optionholder Representative.

(a) In order to administer efficiently the determination of, amongst other items, the defense and/or settlement of any claim or liability in connection with this Agreement or the transactions contemplated hereby, the Stockholders and Optionholders, by their adoption and approval of this Agreement, as well as, in certain cases, through separate instruments (including the Letters of Transmittal and Option Cancellation Agreements), irrevocably appoint the Representative as their agent, attorney in fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.

(b) The Representative is hereby authorized (i) to take all action necessary in connection with the defense and/or settlement of any claim or liability in connection with this Agreement or the transactions contemplated hereby, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement, the Paying Agent Agreement and the other agreements contemplated hereby to which all of the Stockholders and the Optionholders are subject and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative will deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i) to execute and deliver the Escrow Agreement and any amendments or waivers thereto as the representative of the Stockholders and the Optionholders; to execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder; to pay any expenses of the Stockholders, the Optionholders or the Representative from the Escrow Amount; and to take such further actions under the Escrow Agreement as the Representative deems to be necessary or appropriate;

(ii) to execute and deliver all consents, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv) to receive funds, make payments of funds, and give receipts for funds;

(v) to receive funds for the payment of expenses of the Stockholders and the Optionholders (including the Representative Holdback Amount), to deposit such funds in such accounts as the Representative deems appropriate and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any further act or deed on behalf of the Stockholders and the Optionholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders and the Optionholders could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

(c) The Stockholders and Optionholders, by their adoption and approval of this Agreement, as well as, in certain cases, through separate instruments (including the Letters of Transmittal and Option Cancellation Agreements) acknowledge that the Representative Holdback Amount will be retained by the Representative for such time as the Representative will determine in its sole discretion, on behalf of the Stockholders and Optionholders, to satisfy potential future obligations of the Stockholders and Optionholders hereunder. Any remaining amounts distributed from the Representative Holdback Amount will be distributed to the Stockholders and Optionholders pro rata, based on such Person’s Per Share Portion of the Final Residual Cash Consideration.

(d) In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Stockholders and the Optionholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Company Shares issued and outstanding immediately prior to the Effective Time, will select another representative to fill such vacancy and such substituted representative will be deemed to be the Representative for all purposes of this Agreement.

(e) All decisions and actions by the Representative, including the defense or settlement of any claim or liability in connection with this Agreement or the transactions contemplated hereby, will be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder will have the right to object, dissent, protest or otherwise contest the same.

(f) Parent will be able to rely conclusively on the instructions and decisions of the Representative as to the settlement or compromise of any claim or liability in connection with this Agreement or the transactions contemplated hereby and any other actions required to be taken by the Representative hereunder, and no party hereunder or Stockholder or Optionholder will have any cause of action against Parent or Merger Sub for any action taken by Parent or Merger Sub in reliance upon the instructions or decisions of the Representative.

(g) All actions, decisions and instructions of the Representative will be conclusive and binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder will have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative;

(h) The provisions of this Section 12.21 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Stockholder or Optionholder may have in connection with the transactions contemplated by this Agreement; and

(i) The provisions of this Section 12.21 will be binding upon the heirs, legal representatives, successors and assigns of each Stockholder and Optionholder, and any references in this Agreement to a Stockholder or an Optionholder or the Stockholders or Optionholders will mean and include the successors to the rights of the Stockholders and Optionholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

VIA HOLDINGS I, INC.

By:	/s/ James Johnson

Name: James Johnson
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

BELDEN INC.

By:	/s/ Kevin L. Bloomfield

Name: Kevin L. Bloomfield
Title: Senior Vice President, Secretary and General Counsel

Signature Page to Agreement and Plan of Merger

TAHOE MERGERSUB, INC.

By:	/s/ Brian E. Anderson

Name: Brian E. Anderson
Title: Secretary

Signature Page to Agreement and Plan of Merger

THOMA BRAVO, LLC, solely in its capacity as the Representative hereunder

By:	/s/ Seth Boro

Name: Seth Boro
Title: Authorized Signatory

Signature Page to Agreement and Plan of Merger